                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                          MODINE MANUFACTURING COMPANY,

                        MODINE AFTERMARKET HOLDINGS, INC.

                                       AND

                                 TRANSPRO, INC.

                                JANUARY 31, 2005

                                       i

                                       ii

                                      iii

                                       iv

                                    EXHIBITS

1.1A        Contribution Agreement

1.1B        Transpro Knowledge

1.1C        Modine Knowledge

1.1D        Aftermarket License Agreement

1.1E        OEM License Agreement

1.1F        OEM Acquisition Agreement

1.1G        Aftermarket Supply Agreement

1.1H        OEM Supply Agreement

1.1I        Aftermarket Transition Services Agreement

1.1J        OEM Transition Services Agreement

2.3(c)      Certificate of Merger

2.4A        Certificate of Incorporation

2.4B        Bylaws

2.5         Directors

3.1(d)      Conversion Percentage Example

6.3(c)      OEM Financial Statements Verification Procedures

6.21        Affiliate Letter

7.2(b)      Modine Bring-Down Representations and Warranties

7.2(g)      Transpro Consents

7.3(b)      Transpro Bring-Down Representations and Warranties

7.3(g)      Modine Consents

9.1         Surviving Covenants

                                       v

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of January 31,
2005, by and among Modine Manufacturing Company, a Wisconsin corporation
("Modine"), Modine Aftermarket Holdings, Inc., a North Carolina corporation and a wholly owned subsidiary of Modine ("Newco"), and Transpro, Inc., a Delaware
corporation ("Transpro").

                                    RECITALS

     1. Modine is engaged in, among other things, the Aftermarket Business;

     2. Simultaneously with the execution and delivery of this Agreement, (a)
Modine, Newco, Modine, Inc. and Transpro are entering into the Contribution
Agreement, pursuant to which prior to the Effective Time but on the Closing Date
Modine will transfer or cause to be transferred to Newco all of Modine's and its
Subsidiaries' right, title and interest in and to the Aftermarket Assets and
Newco will assume all of the Aftermarket Liabilities, and, pursuant to this
Agreement, the Spin-Off Share Number of shares of Newco Common Stock will be distributed on a pro rata basis to Modine Shareholders on the Record Date (the
"Spin Off") and (b) Modine and Transpro are entering into the OEM Acquisition
Agreement, pursuant to which prior to the Effective Time Modine will purchase from Transpro, and Transpro will sell and deliver to Modine, all of the outstanding shares of capital stock of G&O Manufacturing (the "OEM Stock Sale");

     3. Each of the boards of directors of Modine, Newco and Transpro has approved and declared advisable the strategic business combination transactions contemplated by this Agreement in which immediately following the Spin Off,
Newco will merge with and into Transpro, with Transpro being the surviving corporation (as such, the "Surviving Corporation"), all on the terms and subject to the conditions set forth in this Agreement (the "Merger"); and

     4. It is intended that, for federal income tax purposes, (i) the
Contribution and Spin Off are tax-free to Modine and to the Modine Shareholders under Sections 355 and 368 and related provisions of the Code and (ii) the
Merger qualifies as a tax-free reorganization described in Section 368 and related provisions of the Code, and the parties intend, by executing this
Agreement, to adopt a plan of reorganization within the meaning of Section 368 and related provisions of the Code.

     Accordingly, the parties agree as follows:

                                 I. DEFINITIONS

     1.1 Definitions. (a) In addition to the terms defined elsewhere herein, as used in this Agreement, the following terms have the meanings specified below when used in this Agreement with initial capital letters:

     "Action" means any controversy, claim, action, litigation, arbitration, mediation or any other proceeding by or before any Governmental Entity, arbitrator, mediator or other Person acting in a dispute resolution capacity, or any investigation, subpoena or demand preliminary to any of the foregoing.

     "Affiliate" means, with respect to a Person, another Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

     "Aftermarket Material Adverse Effect" means a material adverse effect on
(i) the business, financial condition or results of operations of the
Aftermarket Business taken as a whole or (ii) the ability of Modine or Newco to consummate the Merger or to perform their respective obligations under this
Agreement and the Ancillary Agreements on a timely basis or to consummate the other Transactions on a timely basis.

     "Ancillary Agreements" means the Contribution Agreement, the OEM
Acquisition Agreement, the Transition Services Agreements, the License
Agreements and the Supply Agreements, including, as to each, any other agreements required by the terms thereof.

     "Ancillary Commercial Agreements" means the Transition Services Agreements, the License Agreements and the Supply Agreements.

     "Antitrust Laws" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act and all other Laws and
Orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

     "Authorization" means any legally required consent, authorization, approval, order, license, certificate or Permit of or from, or declaration or filing with, any Governmental Entity, including any legally required filing with any Governmental Entity and the subsequent expiration of any legally required waiting period under any Antitrust Laws.

     "Basic Deal Costs" means all filing fees paid under Antitrust Laws or in connection with the filing, printing and mailing of the Form S-4, the Proxy
Statement or any other document filed with the SEC in connection with the
Transactions.

     "Business Day" means any day on which commercial banks in New York, New
York are not required or authorized to be closed by Law or executive order.

     "CERCLA" means the Comprehensive Environmental Response, Compensation and
Liability Act of 1980, as amended.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Confidentiality Agreement" means the confidentiality agreement previously entered into by Modine and Transpro dated as of November 11, 2003, as the same may be amended from time to time in accordance with its terms.

     "Contract" means any note, bond, mortgage, indenture, license, franchise, permit, agreement, contract, commitment, understanding, lease, franchise agreement or other legally binding instrument or legal obligation of any kind, whether written or oral.

     "Contribution Agreement" means the Contribution Agreement between Newco,
Modine, Modine, Inc. and Transpro attached as Exhibit 1.1A, as the same may be amended from time to time in accordance with its terms.

     "DGCL" means the Delaware General Corporation Law.

     "Encumbrance" means, with respect to any property or asset, any lien, security interest, pledge, mortgage, deed of trust, charge, option or other encumbrance in respect of such property or asset.

     "Environment" means any land, soil, substrata, groundwater, surface water, drinking water, sediment, air, or terrestrial or aquatic biota.

     "Environmental Laws" means all Laws (including CERCLA) in effect on and after the date hereof relating to the protection of the Environment, including
Laws relating to Environmental Releases or threatened Environmental Releases of
Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of
Hazardous Materials.

     "Environmental Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, sewer system, groundwater or land.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as
amended, and the regulations promulgated thereunder.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Expenses" means all out-of-pocket third party costs and expenses
(including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party to this Agreement or any Ancillary Agreement, but excluding costs and expenses incurred by (i) Modine or its Affiliates in connection with the preparation of the Aftermarket Audited Financial Statements and (ii) Newco in connection with the relocation of Aftermarket Assets referred to in Section 6.25(e) other than pre-Closing rent paid with respect to the new location for such Aftermarket Assets) incurred by a party to this Agreement or any Ancillary Agreement or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this
Agreement, the Ancillary Agreements and the Transactions, excluding Basic Deal
Costs and all costs and expenses that constitute ongoing business expenses (as opposed to Transaction-related expenses) of such party.

     "G&O Manufacturing" means G&O Manufacturing Company, Inc., a Delaware corporation and wholly owned subsidiary of Transpro.

     "GAAP" means generally accepted accounting principles, applied consistently period to period, as in effect in the United States.

     "Governmental Entity" means any arbitrator, court, judicial, legislative, administrative or regulatory agency, commission, department, board or bureau or body or other governmental authority or instrumentality or any Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, whether foreign, federal, state, provincial or local.

     "Hazardous Materials" means any material, substance, chemical, waste, hazardous waste, pollutant, contaminant or hazardous or toxic substance as to which liabilities, restrictions or standards of conduct are imposed pursuant to any Environmental Laws, including asbestos, formaldehyde, polychlorinated biphenyls, lead based paint, radioactive materials, waste oil and other petroleum products.

     "Intercompany Accounts" means any balances owed between any of the
Contributors or any of their controlled Affiliates, on the one hand, and Newco or any Subsidiary of Newco, on the other hand.

     "Inventory" means all spare parts, raw materials, finished products, goods-in-process and supplies that are used principally in the Aftermarket
Business or are of a character that would be shown as inventory on a balance sheet of the Aftermarket Business prepared applying the same accounting principles and policies used in preparing the Aftermarket Audited Financial
Statements, wherever situated, including all items located on or in transit to or from the real property of the Aftermarket Business or a facility that is owned or leased by Newco.

     "IRS" means the Internal Revenue Service.

     "IRS Private Letter Ruling" means the letter dated November 16, 2004 from
Michael J. Wilder, Senior Technician Reviewer in the Office of Associate Chief
Counsel of the IRS, to Bradley C. Richardson, Vice President, Finance and CFO of
Modine (the "Original Letter Ruling"), the original request for such letter ruling and all related documentation submitted to the IRS in connection with such request, and the supplemental letter ruling issued by the IRS and any documentation submitted in connection with the request for such supplemental letter ruling (the "Supplemental Ruling").

     "Knowledge" (and any variation thereof) means (i) in the case of Transpro, the actual knowledge after due inquiry of the individuals listed on Exhibit 1.1B as of the date of the applicable representation or warranty and (ii) in the case of Modine, the actual knowledge after due inquiry of the individuals listed on
Exhibit 1.1C as of the date of the applicable representation or warranty.

     "Law" means any statute, law, ordinance, rule or regulation of any
Governmental Entity.

     "License Agreements" means, collectively, the Aftermarket License Agreement between Newco and Modine (the "Aftermarket License Agreement") and the OEM
License Agreement between G&O Manufacturing, Modine and Transpro (the "OEM
License Agreement"), in the forms attached as Exhibit 1.1D and Exhibit 1.1E, respectively.

     "Modine Companies" means the Subsidiaries of Modine, including Newco and its Subsidiaries, that are engaged in the Aftermarket Business.

     "Modine Shareholders" means the holders of record of Modine Common Stock.

     "NCBCA" means the North Carolina Business Corporation Act.

     "OEM Acquisition Agreement" means the Stock Purchase Agreement between
Transpro and Modine attached as Exhibit 1.1F, as the same may be amended from time to time in accordance with its terms.

     "OEM Business" means the business conducted by G&O Manufacturing involving the design, manufacture and sale of radiators, radiator cores, charge air coolers, charge air cooler cores, engine cooling systems and related products to original equipment manufacturers.

     "Order" means any order, judgment, decree, writ, permit, license or other requirement of any Governmental Entity.

     "Permits" means all permits, approvals, licenses, authorizations, certificates, rights, exemptions and Orders from Governmental Entities.

     "Person" means any individual or legal entity, including any Governmental
Entity.

     "Record Date" means the date with respect to which Modine Shareholders of record on such date will receive Newco Common Stock in the Spin Off.

     "Remedial Action" means all action to (i) clean up, remove, treat or handle in any other way Hazardous Materials in the Environment, (ii) restore or reclaim the Environment or natural resources, (iii) prevent the Environmental Release of
Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or the Environment, or (iv) perform remedial investigations, feasibility studies, corrective actions, closures and post-remedial or post-closure studies, investigations, operations, maintenance and monitoring on, about or in any real property.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Spin-Off Share Number" means the number of shares of Newco Common Stock to be distributed in the Spin Off that equals the number of shares of Modine Common
Stock issued and outstanding on the Record Date.

     "Subsidiary" of any Person means any Person whose financial condition and results of operations are required to be consolidated with those of the first
Person in preparing financial statements in accordance with GAAP.

     "Supply Agreements" means, collectively, the Aftermarket Supply Agreement between Newco and Modine and the OEM Supply Agreement between G&O Manufacturing,
Modine and Transpro, in the forms attached as Exhibit 1.1G and Exhibit 1.1H, respectively.

     "Surviving Corporation Common Stock" means the common stock, $0.01 par value per share, authorized for issuance by the Surviving Corporation pursuant to the Certificate of Incorporation.

     "Tax" means (i) any federal, state, local or foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, or other tax, charge, levy or like assessment imposed by a Government Entity together with all penalties and additions to tax and interest thereon and (ii) any liability for Taxes described in clause (i)
under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law).

     "Tax Return" means a report, return or other information (including any attached schedules or any amendments to such report, return or other information) required to be supplied to or filed with a Governmental Entity with respect to any Tax, including an information return, claim for refund, amended return or declaration of estimated Tax.

     "Territory" means North America, South America, and Western, Central and
Eastern Europe.

     "Total Cash" means the amount of unrestricted cash included in the
Aftermarket Assets as of immediately prior to the Closing.

     "Transactions" means the transactions contemplated by this Agreement and the Ancillary Agreements.

     "Transition Services Agreements" means, collectively, the Aftermarket
Transition Services Agreement between Newco and Modine and the OEM Transition
Services Agreement between G&O Manufacturing, Modine and Transpro, in the forms attached hereto as Exhibit 1.1I and Exhibit 1.1J, respectively.

     "Transpro A/C Business" means Transpro's air conditioning compressor, condenser, accumulator, evaporator and parts and supply businesses.

     "Transpro Material Adverse Effect" means a material adverse effect on (i)
the business, financial condition or results of operations of Transpro and its
Subsidiaries taken as a whole or (ii) the ability of Transpro to consummate the
Merger or to perform its obligations under this Agreement and the Ancillary
Agreements on a timely basis or to consummate the other Transactions on a timely basis.

     "Transpro Stockholders" means the holders of record of Transpro Common
Stock.

     "Working Capital" means, with respect to the Aftermarket Business, total current assets included in the Aftermarket Assets less total current liabilities included in the Aftermarket Liabilities, based on a balance sheet prepared applying the same accounting principles and policies used in preparing the
Aftermarket Audited Financial Statements, and excluding for all purposes of this definition all Intercompany Accounts.

     "WBCL" means the Wisconsin Business Corporation Law.

          (b) The following terms have the meanings specified in the indicated
Sections or in the Contribution Agreement:

         Term                                                        Section/Contribution Agreement
         ----                                                        ------------------------------

         13D Person                                                  8.3(a)
         Additional Environmental Diligence                          6.11(b)
         Aftermarket Assets                                          Contribution Agreement
         Aftermarket Audited Financial Statements                    4.9(b)
         Aftermarket Balance Sheet                                   4.9(b)
         Aftermarket Business                                        Contribution Agreement
         Aftermarket Employees                                       Contribution Agreement
         Aftermarket Financial Statements                            4.9(b)
         Aftermarket Intellectual Property                           4.17
         Aftermarket Interim Financial Statements                    4.9(b)
         Aftermarket Liabilities                                     Contribution Agreement
         Aftermarket License Agreement                               "License Agreements"
         Aftermarket Real Property                                   Contribution Agreement
         Agreement                                                   Preamble
         AMEX Stock Issuance                                         5.24(a)
         Bylaws                                                      2.4
         Certificate of Incorporation                                2.4
         Certificate of Merger                                       2.3(c)
         Charter Amendment                                           5.24(a)
         Closing                                                     2.3(b)
         Closing Date                                                2.3(b)
         Closing Financial Statements                                3.5(a)
         Confidentiality Expiration Date                             6.6(d)
         Contribution                                                Contribution Agreement
         Contributors                                                Contribution Agreement
         Conversion Percentage                                       3.1(d)

         Term                                                        Section/Contribution Agreement
         ----                                                        ------------------------------

         Damages                                                     Contribution Agreement
         Deliverables                                                3.5(a)
         Disclosing Party                                            6.6(b)(i)
         Dissenting Shares                                           3.3
         Divestiture                                                 6.5(d)
         Effective Time                                              2.3(c)
         Environmental Damages                                       3.4(b)
         Environmental Expert                                        3.4(l)
         Estimated Closing Cash                                      3.5(a)
         Exchange Agent                                              3.2(a)
         Exchange Fund                                               3.2(b)
         Excluded Assets                                             Contribution Agreement
         Excluded Liabilities                                        Contribution Agreement
         Exempt Restricted Person                                    6.23(a)(iii)
         Final Section 6.13 Amount                                   6.13(e)
         Form S-4                                                    4.3
         Fractional Share Amount                                     3.2(d)
         GUST                                                        4.16(d)
         HSR Act                                                     4.3
         indemnified party                                           6.30(b)
         indemnifying party                                          6.30(b)
         Independent Accountants                                     6.13(c)
         Information                                                 6.6(a)
         Initial Inventory Count Date                                3.5(a)
         Jackson Facility                                            6.11(b)
         Jackson Remedial Action                                     3.4(a)(i)
         Licensed Marks                                              Aftermarket License Agreement
         Line of Credit                                              6.25(c)
         Losses                                                      6.30(a)
         Main Inventory Sites                                        3.5(b)
         Measurement Date                                            4.5(a)
         Merger                                                      Recitals
         MexPar                                                      Contribution Agreement
         Modine                                                      Preamble
         Modine Benefit Plans                                        4.16(b)
         Modine Board Recommendation                                 4.25
         Modine Common Stock                                         4.5(a)
         Modine Competing Transaction                                6.18(c)
         Modine Disclosure Schedule                                  Article IV
         Modine Equity Interests                                     4.5(a)
         Modine ERISA Affiliate                                      4.16(b)
         Modine Options                                              4.5(a)
         Modine Preferred Stock                                      4.5(a)
         Modine SEC Reports                                          4.9(a)
         Modine Voting Securities                                    6.24(c)

         Term                                                        Section/Contribution Agreement
         ----                                                        ------------------------------

         Netherlands Facility                                        6.11(b)
         Netherlands Remedial Action                                 3.4(a)(ii)
         Newco                                                       Preamble
         Newco Common Stock                                          4.5(b)
         Newco Equity Interests                                      4.5(b)
         Newco Shareholders                                          2.1
         NRF                                                         Contribution Agreement
         Objecting Party                                             6.13(b)
         OEM Closing                                                 2.2
         OEM License Agreement                                       "License Agreements"
         OEM Stock Sale                                              Recitals
         Offer                                                       6.23(b)
         Original Letter Ruling                                      "IRS Private Letter Ruling"
         Other Inventory Schedule                                    3.5(b)
         Other Sites                                                 3.5(b)
         Overage                                                     6.13(a)
         Overage Notice                                              6.13(a)
         Proxy Statement                                             4.3
         Receiving Party                                             6.6(b)
         Restricted Business                                         6.23(a)
         RVL                                                         6.23(a)(ii)
         RVL Cap                                                     6.23(a)(iv)
         Settlement                                                  6.5(d)
         Shortfall                                                   6.13(a)
         Shortfall/Damages Amount                                    6.13(a)
         Shortfall/Damages Notice                                    6.13(a)
         SOX                                                         4.11(a)
         Spin Off                                                    Recitals
         Spin Off Stock Certificate                                  2.1
         Standstill Period                                           6.24(b)
         Superior Modine Proposal                                    6.18(h)
         Superior Transpro Proposal                                  6.18(f)
         Supplemental Ruling                                         "IRS Private Letter Ruling"
         Surviving Corporation                                       Recitals
         Surviving Corporation Securities                            6.24(b)
         Termination Fee                                             8.3(a)
         Transpro                                                    Preamble
         Transpro Benefit Plans                                      5.16(a)
         Transpro Board Recommendation                               5.24(b)
         Transpro Common Stock                                       5.5(a)
         Transpro Competing Transaction                              6.18(b)
         Transpro Disclosure Schedule                                Article V
         Transpro Equity Interests                                   5.5(a)
         Transpro ERISA Affiliate                                    5.16(a)
         Transpro Intellectual Property                              5.17

         Term                                                        Section/Contribution Agreement
         ----                                                        ------------------------------

         Transpro Options                                            5.5(a)
         Transpro Preferred Stock                                    5.5(a)
         Transpro Rights Agreement                                   5.5(a)
         Transpro SEC Reports                                        5.9(a)
         Transpro Series A Preferred Stock                           5.5(a)
         Transpro Series B Preferred Stock                           5.5(a)
         Transpro Stockholder Approval                               5.24(a)
         Transpro Stockholders Meeting                               6.15
         Transpro Voting Securities                                  6.24(a)
         Verification Date                                           6.13(a)
         Working Capital Schedule                                    3.5(a)

     1.2 Interpretation. (a) When a reference is made in this Agreement to
Articles, Sections, Exhibits or Schedules, such reference will be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or
"including" are used in this Agreement, they will be deemed to be followed by the words "without limitation." Unless the context otherwise requires, (i) "or"
is disjunctive but not necessarily exclusive, (ii) words in the singular include the plural and vice versa, (iii) the use in this Agreement of a pronoun in reference to a party hereto includes the masculine, feminine or neuter, as the context may require, and (iv) terms used herein which are defined in GAAP have the meanings ascribed to them therein. The Modine Disclosure Schedule and the
Transpro Disclosure Schedule, as well as all other Schedules and all Exhibits hereto, will be deemed part of this Agreement and included in any reference to this Agreement. This Agreement will not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable Law. Notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item therein as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would, individually or in the aggregate, have an
Aftermarket Material Adverse Effect or a Transpro Material Adverse Effect, as
the case may be.

          (b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this
Agreement.

          (c) This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart.

                                       10

          (d) This Agreement (including the documents and the instruments referred to in this Agreement) and the Ancillary Agreements, together with the
Confidentiality Agreement, constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, other than the
Confidentiality Agreement.

          (e) This Agreement will be governed and construed in accordance with the internal Laws of the State of Delaware applicable to contracts made and wholly performed within such state, without regard to any applicable conflict of laws principles; provided, however, that the Merger will also be governed by the applicable provisions of the NCBCA.

              II. SPIN OFF, G&O MANUFACTURING STOCK SALE AND MERGER

     2.1 The Spin Off. Prior to the Effective Time but on the Closing Date,
Modine will effect the Spin Off by consummating the transactions contemplated by the Contribution Agreement and delivering, or causing to be delivered, to
Modine's transfer agent a certificate (the "Spin Off Stock Certificate")
representing the Spin-Off Share Number of shares of Newco Common Stock. Until the Effective Time, Modine's transfer agent will hold the shares of Newco Common
Stock represented by the Spin Off Stock Certificate as nominee on behalf of and for the benefit of the Modine Shareholders as of the Record Date (in such capacity, the "Newco Shareholders"). Until the Effective Time, the shares of
Newco Common Stock represented by the Spin Off Stock Certificate are not transferable and Modine's transfer agent may not deliver any shares of Newco
Common Stock represented by the Spin Off Stock Certificate to any Newco
Shareholder.

     2.2 The OEM Stock Sale. Prior to the Effective Time and either on the
Closing Date or on such earlier date as the parties designate in writing, Modine and Transpro will effect the OEM Stock Sale by consummating the transactions contemplated by the OEM Acquisition Agreement (the "OEM Closing").

     2.3 The Merger. (a) On the terms and subject to the conditions of this
Agreement and in accordance with the provisions of the DGCL and the NCBCA, at the Effective Time Newco will merge with and into Transpro. Following the
Merger, Transpro will continue as the Surviving Corporation and the separate corporate existence of Newco will cease.

          (b) On the terms and subject to the conditions of this Agreement, the closing of the Spin Off and the Merger (the "Closing") will take place at the offices of Jones Day, 222 East 41st Street, New York, New York, at 10:00 a.m.,
New York City time, as soon as practicable, but in no event later than the third
Business Day, following satisfaction or waiver of the conditions set forth in
Article VII hereof (other than those conditions, including the Spin Off, that by their nature or pursuant to the terms of this Agreement are to be satisfied or waived at the Closing), or at such other date, time or place as Modine and
Transpro may agree. The date on which the Closing occurs is referred to as the
"Closing Date."

                                       11

          (c) The Merger will become effective as set forth in the certificate of merger and articles of merger relating thereto substantially in the forms attached as Exhibit 2.3(c) (collectively, the "Certificate of Merger") that will be filed on the Closing Date with the Secretaries of State of the States of
Delaware and North Carolina in accordance with Section 251 of the DGCL and
Section 55-11-05 of the NCBCA. The time that the Merger becomes effective in accordance with Section 251 of the DGCL and Section 55-11-05 of the NCBCA, which will be after the consummation of the Spin Off and the OEM Stock Sale, is referred to in this Agreement as the "Effective Time."

          (d) The Merger will have the effects set forth in the DGCL and the
NCBCA. Without limiting the generality or effect of the foregoing, as of the
Effective Time, all properties, rights, privileges, powers and franchises of
Newco and Transpro will vest in the Surviving Corporation and all debts, liabilities and duties of Newco and Transpro will become debts, liabilities and duties of the Surviving Corporation.

          (e) If the Closing occurs, and if permitted by applicable Law, for tax, accounting and other computational purposes the Spin Off will be deemed to have been completed immediately prior to the Merger, and the Spin Off and the
Merger will be deemed to have occurred as of 11:59 PM on the Closing Date. If the OEM Stock Sale is consummated on the Closing Date, and if permitted by applicable Law, for tax, accounting and other computational purposes the OEM
Stock Sale will be deemed to have been completed immediately prior to the Merger and will be deemed to have occurred as of 11:59 PM on the Closing Date. If the
OEM Stock Sale is consummated on a date prior to the Closing Date, it will be deemed to have been completed, for tax, accounting and other computational purposes, at such time as to which the parties agree in writing, provided it is permitted by applicable Law.

     2.4 Certificate of Incorporation and Bylaws. The certificate of incorporation ("Certificate of Incorporation") and bylaws ("Bylaws") of the
Surviving Corporation as of the Effective Time will be in the forms attached as
Exhibit 2.4A and Exhibit 2.4B, respectively.

     2.5 Directors. At the Effective Time, until duly changed in compliance with the Certificate of Incorporation, the Bylaws and applicable Law, the board of directors of the Surviving Corporation will consist of ten individuals as set forth on or designated pursuant to Exhibit 2.5.

     2.6 Officers. At the Effective Time, the officers of Transpro will be the initial officers of the Surviving Corporation, such officers to hold office until their respective successors are duly appointed and qualified, or their earlier death, resignation or removal.

     2.7 Name. The name of the Surviving Corporation will be selected by
Transpro prior to the Closing after consultation with Modine with respect thereto. In the event that, prior to the Closing, Transpro has not selected the name of the Surviving Corporation as provided in the preceding sentence, then
Transpro will, at its sole cost and expense, convene a special meeting of its stockholders in accordance with the

                                       12

DGCL by June 30, 2005 to approve an amendment to the certificate of incorporation of the Surviving Corporation to change its name. The name of the
Surviving Corporation, whether selected by Transpro as provided in the first sentence of this Section 2.7 or approved at a special meeting as provided in the immediately preceding sentence, will not be "Transpro" and will not include the word "Modine" or any derivative of "Modine" or be confusingly similar to
"Modine."

     2.8 Tax Consequences. It is intended that, for federal income tax purposes
(i) the Contribution and Spin Off are tax-free to Modine and to the Modine
Shareholders under Sections 355 and 368 and related provisions of the Code and
(ii) the Merger qualifies as a tax-free reorganization described in Section 368 and related provisions of the Code, and the parties intend, by executing this
Agreement, to adopt a plan of reorganization within the meaning of Section 368 and related provisions of the Code.

                  III. CONVERSION OF SHARES AND OTHER MATTERS

     3.1 Conversion of Capital Stock. At the Effective Time, by virtue of the
Merger and without any action on the part of Newco, Transpro or the holders of the following securities:

          (a) Each share of Newco Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Newco Common
Stock to be cancelled pursuant to Section 3.1(b)) will be converted into and become the right to receive a fraction of a share of Surviving Corporation
Common Stock equal to the Conversion Percentage, calculated as set forth in
Section 3.1(d). Following the Effective Time, all shares of Newco Common Stock will no longer be outstanding and will automatically be cancelled and retired and cease to exist.

          (b) Each share of Newco Common Stock owned by Transpro, Modine or any direct or indirect wholly owned Subsidiary of Transpro or Modine (other than, in any such case, trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties) immediately prior to the Effective
Time will be cancelled and extinguished without any conversion thereof and no payment will be made with respect thereto.

          (c) Each share of Transpro Common Stock issued and outstanding immediately prior to the Effective Time will remain issued and outstanding following the Effective Time. Each share of Transpro Series B Preferred Stock and each right to acquire Transpro Common Stock upon exercise of any option, conversion or other right outstanding as of the Effective Time will remain outstanding as of and after the Effective Time in accordance with their terms.

          (d) For purposes of this Agreement, the "Conversion Percentage" will equal a fraction, (i) the numerator of which is equal to the product obtained by multiplying (A) 0.52 by the (B) the quotient of (1) the total number of shares of Transpro Common Stock outstanding as of the close of business on the Closing
Date on a fully diluted basis (assuming the conversion or exercise of all
Transpro Equity Interests

                                       13

outstanding on such date without regard to vesting requirements and, in the case of Transpro Equity Interests that are Transpro Options, calculated using the treasury method in accordance with GAAP, and in the case of Transpro Equity
Interests that are shares of Transpro Preferred Stock, calculated on an as-converted basis using the closing share price of the Transpro Common Stock on the Closing Date as the "current market value" for purposes thereof), and (2)
0.48, and (ii) the denominator of which is equal to the Spin-Off Share Number.
For the avoidance of doubt, an example of the calculation is attached as Exhibit
3.1(d).

     3.2 Exchange of Certificates. (a) Prior to the Closing, Transpro's transfer agent will be designated to act as exchange agent (the "Exchange Agent") for the purpose of exchanging the Spin Off Stock Certificate for certificates representing that number of shares of Surviving Corporation Common Stock that are to be issued pursuant to Section 3.1(a). The costs and expenses of the
Exchange Agent will be borne as provided in Section 6.25.

          (b) As soon as practicable, but in any event no later than five
Business Days following the Effective Time, the Surviving Corporation will deposit with the Exchange Agent, as nominee for the benefit of the Newco
Shareholders, certificates representing the shares of Surviving Corporation
Common Stock (such shares of Surviving Corporation Common Stock, together with cash for the payment of any dividends or distributions with respect thereto and the Fractional Share Amount, being hereinafter referred to as the "Exchange
Fund") to be issued pursuant to Section 3.1(a).

          (c) As soon as practicable, but in any event no later than ten calendar days following the Effective Time, the Exchange Agent will distribute to each Newco Shareholder (other than holders of shares of Newco Common Stock that are cancelled pursuant to Section 3.1(b)) (i) certificates representing the whole number of shares of Surviving Corporation Common Stock into which such
Person's shares of Newco Common Stock have been converted in accordance with
Section 3.1(a), (ii) the amount of dividends or other distributions, if any, with a record date on or after the Effective Time which theretofore became payable with respect to such shares of Surviving Corporation Common Stock, and
(iii) the portion of the Fractional Share Amount which such Newco Shareholder has the right to receive pursuant to the provisions of Section 3.2(d), and the
Spin Off Stock Certificate will forthwith be cancelled. In no event will any
Newco Shareholder be entitled to receive interest on any funds to be received in the Merger. From and after the Effective Time, the interest of each Newco
Shareholder immediately prior to the Merger in the Spin Off Stock Certificate will be limited to the right to receive the shares, dividends or other distributions, if any, and portion of the Fractional Share Amount described above.

          (d) Each Newco Shareholder who otherwise would have been entitled to a fraction of a share of Surviving Corporation Common Stock upon conversion of such Person's shares of Newco Common Stock pursuant to Section 3.1(a) (after aggregating all of such Person's shares of Newco Common Stock immediately prior to the Effective Time) will receive from the Exchange Agent a cash payment in lieu of such fractional share of Surviving Corporation Common Stock. The cash payment will be the

                                       14

amount whereby the Exchange Agent will receive a number of whole shares that represent the fractional shares, sell such shares and distribute the proceeds
(net of related sales commissions and other expenses) to the Newco Shareholders who would otherwise have been entitled to a fraction of a share of Surviving
Corporation Common Stock (such aggregate amount, the "Fractional Share Amount"), pro rata based on the fraction of a share to which each such Newco Shareholder would otherwise have been entitled.

          (e) All shares of Surviving Corporation Common Stock issued upon conversion of shares of Newco Common Stock in accordance with the terms hereof will be deemed to have been issued at the Effective Time in full satisfaction of all rights pertaining to such shares of Newco Common Stock.

          (f) If any certificate representing shares of Surviving Corporation
Common Stock is to be issued in a name other than the name of the Newco
Shareholder entitled to such shares of Surviving Corporation Common Stock, it will be a condition to the issuance thereof that appropriate transfer documentation be presented to the Exchange Agent and that the Person requesting such issuance pay to the Exchange Agent in advance any transfer or other Taxes required by reason of such issuance or for any other reason, or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

          (g) The Surviving Corporation will be entitled to deduct and withhold from the shares of Surviving Corporation Common Stock any dividends or distributions thereon or otherwise payable hereunder to any Newco Shareholder and any portion of the Fractional Share Amount such amounts as it is required to deduct and withhold with respect to the making of such payment under any provisions of Federal, state, local or foreign income tax Law. To the extent that the Surviving Corporation so withholds those amounts, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the
Newco Shareholder in respect of the shares for which such deduction and withholding was made by the Surviving Corporation.

          (h) Any portion of the Exchange Fund that remains unclaimed by Newco
Shareholders for 12 months after the Effective Time will be delivered to the
Surviving Corporation, and any such Newco Shareholders who have not theretofore complied with this Section 3.2 will thereafter look only to the Surviving
Corporation for payment of the shares of Surviving Corporation Common Stock, any portion of the Fractional Share Amount and any unpaid dividends or distributions thereon deliverable in respect of each share of Newco Common Stock, without any interest thereon. Any such portion of the Exchange Fund remaining unclaimed by
Newco Shareholders that would otherwise escheat to or become property of any
Governmental Entity will, to the extent permitted by applicable Laws, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

          (i) None of the Surviving Corporation, Transpro, Modine, Modine's
transfer agent, the Exchange Agent or any other Person will be liable to any
Newco Shareholder for any shares of Surviving Corporation Common Stock, any dividend or

                                       15

other distribution with respect thereto or any portion of the Fractional Share
Amount delivered in good faith to a Governmental Entity pursuant to applicable abandoned property, escheat or similar applicable Laws.

          (j) The Exchange Agent will invest any cash included in the Exchange
Fund as directed by the Surviving Corporation, on a daily basis. Any interest and other income resulting from such investments will be paid to the Surviving
Corporation promptly upon request by the Surviving Corporation.

     3.3 Appraisal Rights. Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, holders of shares of
Transpro Series B Preferred Stock that are outstanding immediately prior to the
Effective Time who demand properly in writing appraisal for such shares of
Transpro Series B Preferred Stock in accordance with Section 262 of the DGCL
(collectively, the "Dissenting Shares") will be entitled to receive payment of the appraised value of the Dissenting Shares held by them in accordance with the provisions of such Section 262, except that all holders of Dissenting Shares held by holders who fail to perfect or who effectively withdraw or lose their rights to appraisal of such Dissenting Shares under such Section 262 will thereupon be deemed to have forfeited their right to appraisal with respect to such Dissenting Shares.

     3.4 Environmental Matters. (a) Notwithstanding the transactions contemplated by the OEM Acquisition Agreement, Transpro agrees to retain liability for all Jackson Remedial Action and the matter disclosed in item 3 of
Section 5.7 of the Transpro Disclosure Schedule. Notwithstanding the
transactions contemplated by this Agreement, Modine agrees to retain liability for all Netherlands Remedial Action and the matter disclosed in item 4 of
Section 4.18 of the Modine Disclosure Schedule. The parties' retention of liabilities pursuant to this Section 3.4(a) relates only to the Jackson
Facility, the Netherlands Facility and the matters described in such Disclosure
Schedule Sections, as applicable, and not to any other properties or operations of the OEM Business or the Aftermarket Business.

          (i) For purposes hereof, "Jackson Remedial Action" means any Remedial
     Action required to be taken at the Jackson Facility in order for the
     Jackson Facility to achieve compliance (as evidenced by a closure letter or similar documentation issued by the applicable Governmental Entity) with all applicable Environmental Laws, including, if and to the extent necessary to achieve compliance with all applicable Environmental Laws
     (including as required as a result of buildings closing or being demolished), soil sampling, groundwater sampling and monitoring and soil and groundwater remediation of any contamination adjacent to the North
     Material Storage Area of the Jackson Facility, whether on-site or off-site;
     provided, however, that "Jackson Remedial Action" will not include remediation of environmental conditions caused or created, either entirely or by the exacerbation of existing conditions, after the OEM Closing, except for environmental conditions caused or created by acts of Transpro, anyone directly or indirectly employed by it or anyone for whose acts any of the foregoing may be liable. For purposes of clarity, the parties will

                                       16

     distinguish between the costs, expenses and actions attributable to remediation and the costs, expenses and actions not attributable to remediation (including those related to ongoing operations), and "Jackson
     Remedial Action" will only encompass those costs, expenses and actions attributable to remediation.

          (ii) For purposes hereof, "Netherlands Remedial Action" means any
     Remedial Action required to be taken at the Netherlands Facility in order for the Netherlands Facility to achieve compliance (as evidenced by a closure letter or similar documentation issued by the applicable
     Governmental Entity) with all applicable Environmental Laws, including, if and to the extent necessary to achieve compliance with all applicable
     Environmental Laws, delineation and remediation of any soil contamination caused, occurring or existing prior to the Closing around the compressor area or under or around buildings (including as required as a result of buildings closing or being demolished), the operation, maintenance, optimization and expansion of the current groundwater extraction system to the extent such actions are required for remediation purposes, the delineation and remediation of off-site groundwater contamination and the operation of the current wastewater collection and treatment systems and the design, construction and operation of any expansions or upgrades to those systems necessitated by the extraction of contaminated groundwater for remediation purposes; provided, however, that "Netherlands Remedial
     Action" will not include remediation of environmental conditions caused or created, either entirely or by the exacerbation of existing conditions, after the Closing, except for environmental conditions caused or created by acts of Modine, anyone directly or indirectly employed by it or anyone for whose acts any of the foregoing may be liable. For purposes of clarity, the parties will distinguish between the costs, expenses and actions attributable to remediation and the costs, expenses and actions not attributable to remediation (including those related to ongoing operations), and "Netherlands Remedial Action" will only encompass those costs, expenses and actions attributable to remediation.

          (b) As soon as practicable following the OEM Closing (with respect to known Jackson Remedial Action) and as soon as practicable following discovery of the necessity of any future Jackson Remedial Action, Transpro will diligently perform and pay all costs and expenses of or associated with such Jackson
Remedial Action to the extent the underlying failure to comply with applicable
Environmental Laws is not related to environmental conditions caused or created, either entirely or by the exacerbation of existing conditions, after the OEM
Closing (except to the extent caused or created by acts of Transpro, anyone directly or indirectly employed by it or anyone for whose acts any of the foregoing may be liable). In addition to the foregoing, and subject to this
Section 3.4(b), Transpro will indemnify and hold Modine, its Affiliates and each of their respective officers, directors, agents and representatives and each of the successors and assigns of any of the foregoing harmless from and against and will promptly defend such parties from and reimburse such parties for any and all losses, costs, expenses, liabilities, obligations, penalties and claims of any kind (including reasonable attorneys' fees and other costs and expenses)
("Environmental Damages") which such parties may suffer or incur or become subject to as a result of or in connection with any claim

                                       17

by a third party (including a Governmental Entity) that relates to (i) the failure of the Jackson Facility to comply with applicable Environmental Laws,
(ii) any Jackson Remedial Action, (iii) any personal exposure or injury
(including wrongful death) or property damage (real or personal) arising out of such failure to comply with applicable Environmental Laws, including any damage arising out of any Jackson Remedial Action, and (iv) any lawsuit brought or threatened, settlement reached or Order relating to such failure to comply with applicable Environmental Laws or any Jackson Remedial Action; provided, however, that Transpro will not be liable to Modine or any other indemnified party under this Section 3.4(b) for Environmental Damages arising out of or in connection with any environmental conditions caused or created, either entirely or by the exacerbation of existing conditions, after the OEM Closing, except for environmental conditions to the extent the same are created or caused by acts of
Transpro, anyone directly or indirectly employed by it or anyone for whose acts any of the foregoing may be liable. Transpro's liability to Modine pursuant to this Section 3.4 will be binding on Transpro regardless of whether the environmental conditions described in clauses (i)-(iv) of the immediately preceding sentence resulted from Transpro or any other party or circumstance
(whether on the Jackson Facility or off) which occurred or existed on or prior to the OEM Closing. In addition, Transpro's liability hereunder and Modine's obligation to provide notice under Section 6.30(b) will arise upon the earlier to occur of each condition set forth in such clauses (i)-(iv) and each institution of any claim with respect to such a condition, and not upon the realization of Environmental Damages.

          (c) As soon as practicable following the Closing (with respect to known Netherlands Remedial Action) and as soon as practicable following discovery of the necessity of any future Netherlands Remedial Action, Modine will diligently perform and pay all costs and expenses of or associated with such Netherlands Remedial Action to the extent the underlying failure to comply with applicable Environmental Laws is not related to environmental conditions caused or created, either entirely or by the exacerbation of existing conditions, after the Closing (except to the extent caused or created by acts of
Modine, anyone directly or indirectly employed by it or anyone for whose acts any of the foregoing may be liable). In addition to the foregoing, and subject to this Section 3.4(c), Modine will indemnify and hold Transpro, its Affiliates and each of their respective officers, directors, agents and representatives and each of the successors and assigns of any of the foregoing harmless from and against and will promptly defend such parties from and reimburse such parties for any and all Environmental Damages which such parties may suffer or incur or become subject to as a result of or in connection with any claim by a third party (including a Governmental Entity) that relates to (i) the failure of the
Netherlands Facility to comply with applicable Environmental Laws, (ii) any
Netherlands Remedial Action, (iii) any personal exposure or injury (including wrongful death) or property damage (real or personal) arising out of such failure to comply with applicable Environmental Laws, including any damage arising out of any Netherlands Remedial Action, and (iv) any lawsuit brought or threatened, settlement reached or Order relating to such failure to comply with applicable Environmental Laws or any Netherlands Remedial Action; provided, however, that Modine will not be liable to Transpro or any other indemnified party under this Section 3.4(c) for Environmental Damages arising out of or in connection with any environmental conditions caused or created, either entirely or by the exacerbation of

                                       18

existing conditions, after the Closing, except for environmental conditions to the extent the same are created or caused by acts of Modine, anyone directly or indirectly employed by it or anyone for whose acts any of the foregoing may be liable. Modine's liability to Transpro pursuant to this Section 3.4 will be binding on Modine regardless of whether the environmental conditions described in clauses (i)-(iv) of the immediately preceding sentence resulted from Modine or any other party or circumstance (whether on the Netherlands Facility or off)
which occurred or existed on or prior to the Closing. In addition, Modine's liability hereunder and Transpro's obligation to provide notice under Section
6.30(b) will arise upon the earlier to occur of each condition set forth in such clauses (i)-(iv) and each institution of any claim with respect to such a condition, and not upon the realization of Environmental Damages.

          (d) The indemnifying party will also indemnify and hold harmless the indemnified party from and against any losses, costs, damages or expenses incurred by the indemnified party (i) in connection with any successful enforcement of such indemnity and (ii) in the event the indemnifying party fails to perform any obligation under this Section 3.4 and the indemnified party fulfills any such obligation; provided, however, that nothing contained herein will be deemed to impose any such obligation upon such indemnified party. The liability of the indemnifying party hereunder will in no way be limited or impaired by (i) except as described in Section 3.4(k), any sale or transfer of all or part of the applicable site by the indemnifying party or the indemnified party, (ii) any applicable statute of limitations, (iii) any right of subrogation, indemnity or contribution, (iv) the release or discharge, in whole or in part, of the indemnifying party in any bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or (v) any other circumstance that might otherwise constitute a legal or equitable release or discharge, in whole or in part, of the indemnifying party under this Section 3.4; provided, however, that the indemnifying party will be entitled to the benefit of and to assert any such right, release, discharge or defense of the indemnified party in connection with any proceeding relating to these matters and, to the extent permitted by applicable Law, the indemnified party hereby assigns all such rights, releases, discharges and defenses to the indemnifying party.

          (e) Each of Transpro and Modine will (i) grant the other such access to the Netherlands Facility and the Jackson Facility, respectively, including the personnel and records of each, as the other reasonably requires to allow such party and its agents and employees from time to time and at any reasonable time after the Closing or the OEM Closing, as applicable, to perform its obligations hereunder, (ii) at the request of the other party, fully cooperate with such party in seeking and obtaining any necessary approvals or available subsidies from any Governmental Entities to perform any Netherlands Remedial
Action or Jackson Remedial Action, as applicable, (iii) perform its obligations hereunder in a manner designed to disrupt, as minimally as practicable, the affairs and business of the other party and any adjacent property owners, (iv)
refrain from provoking or encouraging any third party (including any
Governmental Entity) to bring an environmental claim or action relating to the
Netherlands Facility and the Jackson Facility, respectively, and (v) on all matters covered by this Section 3.4, deal with the other party in good faith and collaboratively, including by consulting in advance with the other party on all material decisions made or actions taken by it in compliance

                                       19

with its obligations pursuant to this Section 3.4. The indemnifying party will promptly reimburse the indemnified party for all costs and expenses incurred by the indemnified party pursuant to this Section 3.4(e).

          (f) In performing their obligations hereunder, Transpro and Modine will at all times keep the Jackson Facility and the Netherlands Facility, respectively, and the surrounding area free from accumulation of waste materials caused by the performance of their obligations hereunder. Upon completion of their obligations hereunder, Transpro and Modine will cause the landscaping and appearance of the Jackson Facility and the Netherlands Facility, respectively, to be in at least the same condition as existed prior to the performance of such obligations. The party performing any remediation hereunder will be responsible for initiating, maintaining and supervising all safety and other reasonable precautions and programs in connection with the performance of its obligations hereunder and will take all reasonable precautions to prevent damage, injury or loss to the applicable site. All damage or loss to any property caused in whole or in part by the party performing any remediation hereunder or anyone directly or indirectly liable to it or anyone for whose acts any of the foregoing may be liable will be remedied by such party.

          (g) The party performing any remediation hereunder will be entitled to the benefit of any subsidies in respect thereof granted by any applicable
Governmental Entity.

          (h) Prior to the performance of the initial Netherlands Remedial
Action, Transpro will continue, at Modine's expense to the extent such Remedial
Actions relate to remediation and not to ongoing operations, the Remedial
Actions in progress at the Netherlands Facility as of the Closing Date in
accordance with the manner in which such Remedial Actions were being performed prior to the Closing.

          (i) Each of Transpro and Modine will promptly provide the other with
(A) one copy of all notices and correspondence delivered to or received from any
Governmental Entity with respect to any Jackson Remedial Action, Netherlands
Remedial Action or environmental condition at the Jackson Facility or the
Netherlands Facility, (B) copies of any and all tests, inspections, interim reports and final reports and clean-up plans relating to any Jackson Remedial
Action or Netherlands Remedial Action, and (C) reasonable advance notice of and an opportunity to attend any meeting with any Governmental Entity with respect to any of the foregoing. Transpro and Modine will consult with the other at least ten Business Days in advance of the delivery to any Governmental Entity of any plan to commence, modify or discontinue any Jackson Remedial Action or
Netherlands Remedial Action. Without limiting Section 6.11(b), from and after the date hereof, the parties will consult and cooperate with each other in order to determine the environmental conditions at each of the Jackson Facility and
Netherlands Facility that were caused, created or existing on or prior to the
OEM Closing or the Closing, respectively, and such determinations, together with the Additional Environmental Diligence pursuant to Section 6.11 and the prior diligence investigations of the parties, will constitute baseline data intended to assist the parties in making any future determination as to environmental conditions caused, created or

                                       20

existing as of or prior to the OEM Closing or the Closing, as applicable;
provided, however, that such determinations, Additional Environmental Diligence and prior investigations will not be deemed to be the exclusive source of information nor conclusive with respect to any such determination.

          (j) Any indemnification proceedings under this Section 3.4 will be conducted in accordance with Section 6.30(b).

          (k) If either Transpro or Modine sells the Netherlands Facility or the
Jackson Facility, respectively, it will require the purchaser thereof to assume all cooperation, access and other owner-related obligations of the seller pursuant to this Section 3.4. Any failure on the part of such purchaser to do so will terminate the other party's liability for Remedial Action with respect to such facility.

          (l) If the parties disagree as to whether any Remedial Action is required to be taken under this Section 3.4 or the scope of any such Remedial
Action, they will promptly select a mutually acceptable environmental firm having experience in Remedial Actions required to comply with applicable
Environmental Laws to resolve the dispute; provided, however, that if the parties cannot so agree on one such environmental firm, each of Modine and
Transpro will designate its own environmental firm and such environmental firms will together select a third environmental firm (the firm selected pursuant to this sentence, the "Environmental Expert"). Within 14 calendar days after the selection of the Environmental Expert, the issues in dispute will promptly be submitted to the Environmental Expert. The Environmental Expert will conduct such additional review as is necessary to resolve such issues, and the determination of the Environmental Expert will be completed as promptly as practicable following its selection and will be final and binding on Transpro and Modine for purposes of this Agreement. Each of Transpro and Modine will pay one-half of the fees and expenses of the Environmental Expert. In conducting the additional review, if any, Transpro and Modine will instruct the Environmental
Expert to use such commercial and customary practices as are consistent with the
ASTM International's Standard Guide for Environmental Site Assessments: Phase II
Environmental Site Assessment Process (E1903-97(2002)) and such other practices and standards as the Environmental Expert deems reasonable and customary. Each party will agree to customary terms and conditions required by the Environmental
Expert with respect to its engagement.

          (m) Notwithstanding anything to the contrary in this Agreement, neither party's costs or expenses paid or incurred in connection with its obligations pursuant to this Section 3.4 will be considered "Expenses" for purposes of Section 6.25 of this Agreement.

     3.5 Working Capital; Closing Financial Statements. (a) Not later than the
30th calendar day prior to the scheduled Closing Date, Modine will deliver to
Transpro (i) unaudited estimated financial statements (including a balance sheet) of the Aftermarket Business as of and for the period ending on the close of business on the date to which Modine and Transpro agree as the estimated
Closing Date, prepared in good faith applying the same accounting principles and policies used in preparing the

                                       21

Aftermarket Financial Statements (the "Closing Financial Statements"), (ii) a
schedule setting forth the estimated Total Cash (the "Estimated Closing Cash"), and (iii) a schedule, based on the balance sheet included in the Closing
Financial Statements, setting forth Modine's calculation of the estimated
Working Capital of the Aftermarket Business as of immediately prior to the
Closing (the "Working Capital Schedule" and, together with the Closing Financial
Statements, the Other Inventory Schedule and the schedule of Estimated Closing
Cash, the "Deliverables").

          (b) Not later than the 30th calendar day prior to the scheduled
Closing Date (the "Initial Inventory Count Date"), Modine and Transpro will consult with each other in respect of, and Modine will use its reasonable best efforts to provide Transpro an estimate of, the Inventory of the Aftermarket
Business as of immediately prior to the Closing. Such reasonable best efforts will include (i) conducting a physical count of Inventory of the Aftermarket
Business at the Aftermarket Business' Orlando, FL, Kansas City, KS, Mexico City,
Mexico and Mill, Netherlands locations (collectively, the "Main Inventory
Sites") in accordance with GAAP and in accordance with the procedures normally applied by Modine in its year-end audits. Without limiting the generality or effect of any other provision hereof, prior to taking any physical inventory contemplated by the preceding sentence, Modine will provide Transpro with reasonable prior written notice, and Transpro will be permitted, at its option, to have representatives be present at the taking of any such physical inventory.
In addition, Modine will cause local management at each of its locations other than the Main Inventory Sites (the "Other Sites") to conduct a count of
Inventory at the Other Sites in accordance with Modine's normal year-end accounting policies and procedures and will furnish to Transpro, on or prior to the Initial Inventory Count Date, a schedule of Inventory located at the Other
Sites (the "Other Inventory Schedule"). Without limiting the generality or effect of any other provision hereof, Transpro and its representatives will have the right to test, sample and verify any Inventory reflected in the Other
Inventory Schedule. The inventories taken pursuant to this Section 3.5(b) will be reconciled to the general ledger and in-transit inventory will be identified.

          (c) From the date of delivery of the Deliverables through the Closing
Date, (i) Modine will consult with Transpro in respect of the Deliverables and use its reasonable best efforts to update such Deliverables to reflect any material changes therein and (ii) Modine will provide to Transpro or its representatives such reasonable access during normal business hours to financial and other information, personnel and accountants as Transpro may reasonably request in good faith in order to assess the Deliverables.

          (d) As promptly as practicable after the Closing, Transpro and Modine will use their reasonable best efforts to agree on the final Closing Financial
Statements and will provide each other with reasonable access during normal business hours to each other's books and records, personnel and accountants in order to agree on such financial statements.

                                       22

                  IV. REPRESENTATIONS AND WARRANTIES OF MODINE

     Except as disclosed in (x) the Modine SEC Reports filed prior to the close of business on the Measurement Date or (y) the disclosure schedule (the "Modine
Disclosure Schedule") delivered by Modine to Transpro in connection with the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article
IV), Modine hereby represents and warrants to Transpro as follows:

     4.1 Due Organization, Good Standing and Corporate Power. Each of Modine and
Newco is a corporation duly organized, validly existing and in good standing or has equivalent status under the laws of its respective jurisdiction of incorporation. Modine and its Subsidiaries have all requisite corporate power and authority to own, lease and operate their properties that will be contributed to Newco pursuant to the Contribution Agreement and to carry on the
Aftermarket Business as now being conducted. Each of Modine and its Subsidiaries is duly qualified or licensed to do business and is in good standing or has equivalent status in each jurisdiction in which the property owned, leased or operated by Modine and its Subsidiaries that will be contributed to Newco pursuant to the Contribution Agreement or the nature of the Aftermarket Business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing or to have equivalent status would not, individually or in the aggregate, reasonably be expected to have an Aftermarket Material Adverse Effect.

     4.2 Authorization and Validity of Agreement. Each of Modine and Newco has
the requisite corporate power and authority to execute and deliver this
Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder or thereunder. The execution and delivery of this
Agreement and the Ancillary Agreements by each of Modine and Newco, and the consummation by each of them of the Transactions, have been duly authorized and unanimously approved by their respective boards of directors, and, assuming the truth of the representation and warranty of Transpro in Section 5.21, no other corporate action on the part of Modine, Newco (except for the approval of this
Agreement by Modine as the sole stockholder of Newco) or the Modine Shareholders is necessary to authorize the execution and delivery of this Agreement and the
Ancillary Agreements or the consummation of the Transactions. This Agreement and the Ancillary Agreements have been, or will be when executed and delivered, duly executed and delivered by each of Modine and Newco, as applicable, and, to the extent it is a party thereto, each is, or will be when executed and delivered, a valid and binding obligation of each of Modine and Newco enforceable against each of Modine and Newco in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors' rights generally and by general equitable principles.

                                       23

     4.3 Consents and Approvals; No Violations. Assuming (a) the filings required under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as
amended (the "HSR Act"), are made and the waiting periods thereunder (if applicable) have been terminated or expired, (b) the applicable requirements of the Securities Act and the Exchange Act are met, including the filing with the
SEC of a proxy statement/information statement in definitive form that will be mailed to Transpro Stockholders in connection with the Transpro Stockholders
Meeting and will be mailed to the Modine Shareholders as an information statement in connection with the Spin Off (the "Proxy Statement") and of a registration statement on Form S-4 (as amended or supplemented from time to time, the "Form S-4") in which the Proxy Statement will be included as a prospectus, and declaration of effectiveness of such Form S-4, (c) the requirements under any applicable state securities or blue sky laws are met, (d)
the requirements of the American Stock Exchange in respect of the listing of the shares of Surviving Corporation Common Stock to be issued hereunder are met, and
(e) the filing of the Certificate of Merger and other appropriate merger documents, if any, as required by the DGCL and the NCBCA, are made, the execution and delivery of this Agreement and the Ancillary Agreements by Modine and Newco, as applicable, and the consummation by Modine and Newco of the
Transactions, do not and will not (i) violate or conflict with any provision of their respective articles or certificate of incorporation or bylaws, (ii)
violate or conflict with any Law or Order of any Governmental Entity applicable to Modine or any of its Subsidiaries or by which any of their respective properties or assets may be bound, (iii) require any filing with, or Permit, consent or approval of, or the giving of any notice to, any Governmental Entity, or (iv) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of, or result in the creation of any Encumbrance upon any of the properties or assets of Modine and its Subsidiaries under, or give rise to any obligation, right of termination, cancellation, acceleration or increase of any obligation or a loss of a material benefit under, any of the terms, conditions or provisions of any Contract to which Modine or any of its Subsidiaries is a party or by which Modine or any of its Subsidiaries may be bound, excluding in the case of clauses (i) through (iv)
above, conflicts, violations, breaches, defaults, rights of payment and reimbursement, terminations, modifications, omissions, accelerations and creations and impositions of Encumbrances which would not, individually or in the aggregate, reasonably be expected to have an Aftermarket Material Adverse
Effect.

     4.4 Information to be Supplied. The information supplied or to be supplied by or on behalf of Modine or Newco for inclusion or incorporation by reference in the Proxy Statement and the Form S-4 will not, on the date of their filing or, in the case of the Form S-4, at the time it becomes effective under the
Securities Act, or on the date the Proxy Statement is mailed or at the time of the Transpro Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     4.5 Capitalization of Modine and Newco. (a) The authorized capital stock of
Modine consists solely of 96,000,000 shares of capital stock, of which
16,000,000 are

                                       24

classified and designated as preferred stock, $0.025 par value per share
("Modine Preferred Stock"), and of which 80,000,000 shares are classified and designated as common stock, $0.625 par value per share ("Modine Common Stock").
As of the close of business on the second Business Day prior to the date of this
Agreement (the "Measurement Date"), there were no shares of Modine Preferred
Stock and 34,792,139 shares of Modine Common Stock issued and outstanding and
2,876,480 shares of Modine Common Stock were reserved for issuance upon the exercise of outstanding options (the "Modine Options") for Modine Common Stock.
All issued and outstanding shares of Modine Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, other than as provided in Wis. Stat. ss.180.0622(2)(b), as judicially interpreted. As of the date of this Agreement and except for the Modine Options, there are no outstanding options, warrants, rights, calls, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to Modine Common Stock or any capital stock equivalent or other nominal interest in Modine or any of its
Subsidiaries which relate to Modine (collectively, "Modine Equity Interests")
pursuant to which Modine or any of its Subsidiaries is or may become obligated to issue shares of its capital stock or other equity interests or any securities convertible into or exchangeable for, or evidencing the right to subscribe for, any Modine Equity Interests. There are no Contracts to which Modine is a party relating to the issuance, sale, transfer or voting of any equity securities or other securities of Modine.

          (b) Modine owns 100% of the outstanding capital stock of Newco. At the
Closing, there will be a number of shares of common stock, $0.01 par value per share ("Newco Common Stock"), of Newco issued and outstanding equal to the
Spin-Off Share Number. At the Closing, all issued and outstanding shares of
Newco Common Stock shall have been duly authorized and validly issued and fully paid and non-assessable, other than as provided in Wis. Stat. ss.
180.0622(2)(b), as judicially interpreted. At the Closing, and except for shares issuable pursuant to this Agreement and the Ancillary Agreements, there will be no outstanding options, warrants, rights, calls, subscriptions, claims of any character, Contracts, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to Newco Common Stock or any capital stock equivalent or other nominal interest in Newco which relate to
Newco ("Newco Equity Interests") pursuant to which Newco is or may become obligated to issue shares of its capital stock or other equity interests or any securities convertible into or exchangeable for, or evidencing the right to subscribe for, any Newco Equity Interests. At the Closing, there will be no outstanding obligations of Newco to repurchase, redeem or otherwise acquire any outstanding securities of Newco or any Newco Equity Interests. Except pursuant to this Agreement and the Ancillary Agreements, at the Closing, there will be no
Contracts relating to the issuance, sale, transfer or voting of any equity securities or other securities of Newco.

          (c) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which Modine Shareholders may vote are issued or outstanding as of the date hereof.

                                       25

          (d) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Modine, other than Newco, involved exclusively in the Aftermarket Business are, or at the Closing will be, owned by Newco, directly or indirectly (except for shares of MexPar comprising
0.551276% of the issued and outstanding capital stock of such entity), free and clear of any material Encumbrances, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No such Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or
Contracts of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

     4.6 Absence of Certain Events. Except as required or expressly permitted by this Agreement or as reflected in the Aftermarket Financial Statements, since
September 30, 2004, Modine, Newco and their respective Subsidiaries have operated the Aftermarket Business only in the ordinary course of business and there has not occurred any event, occurrence or condition which (i) would have been a breach of Section 6.2 had such Section 6.2 been in effect since September
30, 2004 or (ii) would, individually or in the aggregate, reasonably be expected to have an Aftermarket Material Adverse Effect.

     4.7 Litigation. There are no Actions pending against Modine or any of its
Subsidiaries or, to the Knowledge of Modine, threatened against Modine or any of its Subsidiaries (or any of their respective properties, rights or franchises), at law or in equity, or before or by any Governmental Entity, that in whole or in part relate to the Aftermarket Business and that would, individually or in the aggregate, reasonably be expected to have an Aftermarket Material Adverse
Effect and, to the Knowledge of Modine, no development has occurred with respect to any pending or threatened Action that, individually or in the aggregate, would reasonably be expected to have an Aftermarket Material Adverse Effect.
Except as would not, individually or in the aggregate, reasonably be expected to have an Aftermarket Material Adverse Effect, (a) neither Modine nor any of its
Subsidiaries is subject to any Order that relates to the Aftermarket Business and (b) Newco has insurance, or is named as an insured party under insurance policies maintained by Modine, which will cover in full all litigation and/or claims that are settled or compromised, subject to any applicable deductibles, including any damages or attorneys' fees, and all such insurance is described in
Section 4.12 of the Modine Disclosure Schedule.

     4.8 Title to Properties; Encumbrances. Modine has, and as of the Effective
Time Newco will have, good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of the material tangible properties and assets used in the Aftermarket Business, in each case subject to no Encumbrances, except for (a) Encumbrances consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or impair the use of, such property by
Modine or any of its Subsidiaries, (b) Encumbrances for current Taxes, assessments or

                                       26

governmental charges or levies on property not yet due or which are being contested in good faith and for which appropriate reserves in accordance with
GAAP have been created, and (c) Encumbrances which are expressly noted with an asterisk as a permitted Encumbrance in Section 4.8 of the Modine Disclosure
Schedule.

     4.9 Modine SEC Reports; Financial Statements. (a) Modine has timely filed with the SEC all registration statements, prospectuses, reports, schedules, forms, proxy statements, certifications and other documents (including exhibits and all other information incorporated by reference therein) required to be filed by Modine since January 1, 2003 (the "Modine SEC Reports"). The Modine SEC
Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and
(ii) did not at the time they were filed and will not when filed after the date of this Agreement contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequent
Modine SEC Report filed with the SEC prior to the date of this Agreement.

          (b) Attached to Section 4.9(b)-1 of the Modine Disclosure Schedule are
the audited financial statements of the Aftermarket Business as of and for the period ended March 31, 2004 (collectively, the "Aftermarket Audited Financial
Statements"), including the balance sheet of the Aftermarket Business as of
March 31, 2004 (the "Aftermarket Balance Sheet"). Attached to Section 4.9(b)-2
of the Modine Disclosure Schedule are the unaudited financial statements of the
Aftermarket Business as of and for the period ended September 30, 2004 (the
"Aftermarket Interim Financial Statements," and together with the Aftermarket
Audited Financial Statements, the "Aftermarket Financial Statements"). The
Aftermarket Financial Statements (including any notes thereto) were prepared in accordance with GAAP (except as may be indicated in the notes thereto) and presented fairly in all material respects the consolidated financial position and consolidated results of operations of the Aftermarket Business, together with the Excluded Assets and Excluded Liabilities, as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject in the case of the Aftermarket Interim Financial
Statements to normal year-end audit adjustments in amounts that are immaterial in nature and amounts consistent with past experience. The books and records of
Modine and its Subsidiaries relating to the Aftermarket Business (i) have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements, (ii) reflect only actual transactions, (iii) are complete and accurate in all material respects, and (iv) reflect in reasonable detail all material transactions to which Newco is a party or which relate to the Aftermarket Business. Except as would not, individually or in the aggregate, reasonably be expected to have an Aftermarket Material Adverse Effect, Newco's minute books and all other minute books of the entities engaged in the
Aftermarket Business contain records in reasonable detail of the substantive actions taken at all meetings of the relevant entity's stockholders and board of directors during the period after Modine directly or indirectly acquired Newco
(or its predecessor) or such entities.

                                       27

          (c) The records, systems, controls, data and information for the
Aftermarket Business are recorded, stored, maintained and operated under means
(including any electronic, mechanical or photographic process, whether computerized or not) that are or as of the Effective Time will be under the exclusive ownership and direct control of Newco, except for any non-exclusive ownership and non-direct control that would not have a material adverse effect on the system of internal accounting controls described in the following sentence. Modine has in effect for the Aftermarket Business and at the Effective
Time Newco will have (i) devised and maintain a system of internal controls over financial reporting sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, (ii) designed disclosure controls and procedures to ensure that material information relating to the Aftermarket Business is made known to management of Modine or Newco, as the case may be, by others within those entities and (iii) disclosed, based on its most recent evaluation prior to the date hereof, to Newco's auditors (A) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect Newco's or the Surviving Corporation's ability to record, process, summarize and report financial data and have identified for Newco's auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Newco's internal controls. Modine has made available to
Transpro a summary of each such disclosure made by management to its auditors and audit committee since August 29, 2002 relating to the Aftermarket Business.

          (d) Pursuant to the Contribution Agreement, upon completion of the
Spin Off, Newco will own all of the Aftermarket Assets and be subject to the
Aftermarket Liabilities, which include all of the assets and liabilities reflected or required to be reflected in the Aftermarket Balance Sheet (other than the Excluded Assets and the Excluded Liabilities).

     4.10 No Undisclosed Liabilities. Except for the Aftermarket Liabilities and
those liabilities that are reflected or reserved against on the Aftermarket
Balance Sheet, since the date of the Aftermarket Balance Sheet, the Aftermarket
Business has not incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due and including any off-balance sheet financings, loans, indebtedness, make whole or similar liabilities or obligations) that would be required to be reflected in a consolidated balance sheet of the Aftermarket Business prepared in accordance with GAAP, except for liabilities incurred in the ordinary course of business that would not, individually or in the aggregate, reasonably be expected to have an Aftermarket Material Adverse Effect. Except for the deposit and collection of checks in the ordinary course of business, Newco has not guaranteed or become a surety or is not otherwise contingently liable for indebtedness of any other
Person. In connection with preparing the Aftermarket Audited Financial
Statements and the Aftermarket Interim Financial Statements, Modine did not
identify, in accordance with Statement of Financial Accounting Standards No. 5, any loss contingency that related to the Aftermarket Business and was excluded from such financial statements because such loss contingency was either not estimable or not probable.

                                       28

     4.11 Compliance with Law. (a) Each of Modine and its Subsidiaries engaged in the Aftermarket Business is in compliance with all Laws and Orders applicable to it, including the Sarbanes-Oxley Act of 2002 (other than Section 404 thereof)
("SOX"), except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have an Aftermarket Material Adverse
Effect.

          (b) Each of Modine and its Subsidiaries engaged in the Aftermarket
Business holds, and after the Contribution, Newco will hold, to the extent legally required, all Permits that are required for the lawful operation of the
Aftermarket Business as now conducted, except where the failure to hold any such
Permit would not, individually or in the aggregate, reasonably be expected to have an Aftermarket Material Adverse Effect, and there has not occurred any default under any such Permit, except to the extent that such default would not, individually or in the aggregate, reasonably be expected to have an Aftermarket
Material Adverse Effect.

     4.12 Insurance. Modine and its Subsidiaries maintain insurance coverage in respect of the Aftermarket Business with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in a business similar to the Aftermarket Business. Section
4.12 of the Modine Disclosure Schedule lists and describes all of the insurance policies providing coverage for the Aftermarket Business in effect on the date hereof (including the insurer, type of policy, policy limits, whether the policy is claims made or occurrence, and deductibles).

     4.13 Regulatory Matters. (a) Except for such of the following as would not, individually or in the aggregate, reasonably be expected to have an Aftermarket
Material Adverse Effect, there are no facts:

               (i) which would furnish a substantial basis for the recall, withdrawal or suspension of any products of the Aftermarket Business by any competent Governmental Entity; or

               (ii) which would otherwise reasonably be expected to cause Modine or its Subsidiaries to withdraw, recall or suspend any products of the
     Aftermarket Business from the market or to change the marketing classification of any products of the Aftermarket Business or to terminate or suspend testing of any products of the Aftermarket Business.

          (b) There are no:

               (i) products of the Aftermarket Business which have been recalled by Modine or its Subsidiaries (whether voluntarily or otherwise) at any time since January 1, 2003; or

               (ii) proceedings (whether completed or pending) at any time since
     January 1, 2003 seeking the recall, suspension or seizure of any products of the Aftermarket Business.

                                       29

     4.14 Broker's or Finder's Fee. Except for Robert W. Baird & Co.,
Incorporated, to which only Modine has any liability or obligation, and subject to Section 6.25, no Person acting on behalf of Modine or Newco is, or will be, entitled to any investment banking, broker's, finder's or similar fee for which
Transpro, Newco or any of their respective Affiliates could have any liabilities in connection with this Agreement or any of the Transactions.

     4.15 Taxes, Tax Returns, Tax Treatment. (a) Modine and each of its
Subsidiaries has duly filed all Tax Returns required to be filed by it on or prior to the date of this Agreement (all such returns being accurate and complete in all material respects) and has duly paid or made provision for the payment of all Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than (i)
Taxes that (a) are not yet delinquent or (b) are being contested in good faith, have not been finally determined and have been adequately reserved against or
(ii) Tax Returns or Taxes as to which the failure to file, pay or make provision for would not, individually or in the aggregate, reasonably be expected to have an Aftermarket Material Adverse Effect. The period (including any extensions)
within which the IRS may assess federal income Taxes against Modine and its
Subsidiaries has closed with respect to all taxable years through and including the fiscal year ended March 31, 2001 and any liability with respect thereto has been satisfied. There are no disputes pending, or claims asserted, for Taxes or assessments upon Modine or any of its Subsidiaries for which Modine does not have adequate reserves that would, individually or in the aggregate, reasonably be expected to have an Aftermarket Material Adverse Effect. Neither Modine nor
any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Modine and its Subsidiaries or as described in the Ancillary Agreements). Within the past five years, neither
Modine nor any of its Subsidiaries has been a "distributing corporation" or a
"controlled corporation" in a distribution intended to qualify under Section
355(a) of the Code. No disallowance of a deduction under Section 162(m) of the
Code for employee remuneration of any amount paid or payable by Newco or any of its Subsidiaries under any contract, plan, program or arrangement or understanding would, individually or in the aggregate, reasonably be expected to have an Aftermarket Material Adverse Effect.

          (b) None of Modine and its Subsidiaries has taken or has failed to take any action, or Knows of any facts or circumstances, that would prevent (i)
the Contribution and Spin Off from constituting tax-free transactions described in Sections 355, 368 and related provisions of the Code or (ii) the Merger from qualifying as a tax-free reorganization described in Section 368(a) and related provisions of the Code.

     4.16 Employee Benefit Matters. (a) Section 4.16(a) of the Modine Disclosure
Schedule lists all individuals who will be employees of Newco or its
Subsidiaries as of the Closing (i.e., including those referenced in Section
4.10(a) of the Contribution Agreement), their rates of compensation and most recent pay increases, dates of hire and benefits. All such employees are employees at-will. Newco and its Subsidiaries have no employees resident outside of the United States. There are no employment agreements with any such employees.

                                       30

          (b) Section 4.16(b) of the Modine Disclosure Schedule sets forth a true and complete list of each material benefit or compensation plan, arrangement or agreement, and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement that is maintained, or contributed to, for the benefit of current or former directors or employees of Modine and any of its Subsidiaries, with respect to which Newco or its Subsidiaries may, directly or indirectly, have any liability, as of the date of this Agreement or as of the Closing Date, including all plans of any Modine
ERISA Affiliate that are subject to Title IV of ERISA (the "Modine Benefit
Plans"). For purposes of this Agreement, a "Modine ERISA Affiliate" is any trade or business, whether or not incorporated, all of which together with Modine would be deemed a "single employer" within the meaning of Section 4001(a) or (b)
of ERISA or Section 414 of the Code.

          (c) Modine has heretofore made available to Transpro true and complete copies of each of the Modine Benefit Plans and related documents, including (i)
the actuarial report for such Modine Benefit Plan (if applicable) for each of the last two years and (ii) the most recent determination letter from the IRS
(if applicable) for such Modine Benefit Plan.

          (d) Except as would not, individually or in the aggregate, reasonably be expected to have an Aftermarket Material Adverse Effect, (i) each of the
Modine Benefit Plans has been operated and administered in compliance in all material respects with its terms and applicable Laws, including ERISA and the
Code, (ii) each of the Modine Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS with respect to all changes in applicable Law for which certain qualified plans were required to be amended pursuant to Revenue
Procedure 99-23 ("GUST") within the remedial amendment period prescribed by
GUST, and there are no existing circumstances or any events that have occurred that will adversely affect the qualified status of any such Modine Benefit Plan,
(iii) with respect to each Modine Benefit Plan that is subject to Title IV of
ERISA, the present value (as defined under Section 3(26) of ERISA) of accumulated benefit obligations under such Modine Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Modine Benefit Plan's actuary with respect to such
Modine Benefit Plan, did not, as of its latest valuation date, exceed the then current value (as defined under Section 3(26) of ERISA) of the assets of such
Modine Benefit Plan allocable to such accrued benefits, (iv) no Modine Benefit
Plan provides benefits coverage, including death or medical benefits coverage
(whether or not insured), with respect to current or former employees or directors of Modine or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable Law, (B)
death benefits or retirement benefits under any "employee pension plan" (as such term is defined in Section 3(2) of ERISA), (C) deferred compensation benefits accrued as liabilities on the books of Modine or its Subsidiaries, (D) benefits the full cost of which is borne by the current or former employee or director
(or his beneficiary), (E) coverage through the last day of the calendar month in which retirement or other termination of service occurs, or (F) medical expense reimbursement

                                       31

accounts, (v) no liability or potential liability (contingent or otherwise)
under Title IV of ERISA has been incurred by Modine, its Subsidiaries or any
Modine ERISA Affiliate, that has not been satisfied in full, and no condition exists that presents a material risk to Modine, its Subsidiaries or any Modine
ERISA Affiliate of incurring a liability thereunder, (vi) no Modine Benefit Plan is a "multiemployer pension plan" (as such term is defined in Section 3(37) of
ERISA) or a "multiple employer plan" (as such term is defined Section 210(a) of
ERISA or Section 413(c) of the Code), (vii) no Modine Benefit Plan has or has
incurred an "accumulated funding deficiency" within the meaning of Section 302 of ERISA or Section 412 of the Code, whether or not waived, nor has any waiver of the minimum funding standards of Section 302 of ERISA and Section 412 of the
Code been requested of or granted by the IRS with respect to any Modine Benefit
Plan, nor has any lien in favor of any Modine Benefit Plan arisen under Section
412(n) of the Code or Sections 302(f) or 4068 of ERISA, (viii) none of Modine or its Subsidiaries or, to the Knowledge of Modine, any other person, including any fiduciary, has engaged in a transaction in connection with which Modine, its
Subsidiaries or any Modine Benefit Plan would reasonably be expected to be subject to either a material civil penalty assessed pursuant to Section 409 or
502(i) of ERISA or a material Tax imposed pursuant to Section 4975 or 4976 of the Code, (ix) to the Knowledge of Modine there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Modine Benefit Plans or any trusts related thereto and (x)
all contributions or other amounts payable by Modine or its Subsidiaries as of the Effective Time with respect to each Modine Benefit Plan in respect of current or former plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code.

          (e) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in conjunction with any other event) (i) result in any payment (including severance, unemployment compensation, "excess parachute payment" (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director or any employee of Modine or any of its Subsidiaries from Modine or any of its Subsidiaries under any Modine Benefit Plan, (ii) increase any benefits otherwise payable under any Modine Benefit Plan or (iii) result in any acceleration of the time of funding, payment or vesting of any such benefits.

          (f) No Modine Benefit Plan or trust has been terminated, nor has there been any "reportable event" as defined in Section 4043 of ERISA with respect to any Modine Benefit Plan that has not been waived which would, individually or in the aggregate, reasonably be expected to have an Aftermarket Material Adverse
Effect. None of Modine, its Subsidiaries or any Modine ERISA Affiliate has ever incurred a "complete withdrawal" or a "partial withdrawal" (as such terms are defined in Sections 4203 and 4205, respectively, of ERISA) with respect to any multiemployer plan. No termination proceedings have been threatened or initiated with respect to any Modine Benefit Plan.

     4.17 Intellectual Property. Modine and its Subsidiaries own or have the right to use without infringing or violating the rights of any third parties, except where such

                                       32

infringement or violation would not, individually or in the aggregate, reasonably be expected to have an Aftermarket Material Adverse Effect: (i) each trademark, trade name, brand name, service mark or other trade designation used, owned or licensed by or to Modine or any of its Subsidiaries and each patent, copyright and similar intellectual property owned or licensed to or by Modine or any of its Subsidiaries, that relates to or is used in the Aftermarket Business, and each license, royalty, assignment or other similar agreement and each registration and application relating to the foregoing that is material to the conduct of the Aftermarket Business; and (ii) each agreement relating to technology, know-how or processes that Modine or its Subsidiaries is licensed or authorized to use, or which it licenses or authorizes others to use, that is material to the conduct of the Aftermarket Business (collectively, the
"Aftermarket Intellectual Property"). Other than pursuant to the Aftermarket
License Agreement, no consent of any third party will be required for the use by
Newco or its Subsidiaries of the Aftermarket Intellectual Property after the
Effective Time. No claim has been asserted by any Person against Modine or any of its Subsidiaries regarding the ownership of or the right to use any
Aftermarket Intellectual Property or challenging the rights of Modine or any of its Subsidiaries with respect to any of the Aftermarket Intellectual Property which would, individually or in the aggregate, reasonably be expected to have an
Aftermarket Material Adverse Effect.

     4.18 Environmental Liability. Except for such of the following as would not, individually or in the aggregate, reasonably be expected to have an
Aftermarket Material Adverse Effect, there are no legal, administrative, arbitral or other Actions of any nature seeking to impose, or that are reasonably likely to result in the imposition, on Newco or in respect of the
Aftermarket Business of any liability or obligation arising under common law relating to the Environment or under any Environmental Law, pending or, to the
Knowledge of Modine, threatened against Modine or the Aftermarket Business. To the Knowledge of Modine, there is no reasonable basis for any such Action that would impose any liability or obligation that would, individually or in the aggregate, reasonably be expected to have an Aftermarket Material Adverse
Effect. Except as reflected in the Aftermarket Assets or Aftermarket Liabilities
included in the Aftermarket Financial Statements, and except as would not, individually or in the aggregate, reasonably be expected to have an Aftermarket
Material Adverse Effect, neither Modine nor the Aftermarket Business is subject to any Order by or with any Governmental Entity or third party imposing any liability or obligation with respect to the foregoing.

     4.19 Material Contracts. None of Modine or any of its Subsidiaries is a
party to or bound by (a) any "material contract" as defined in Item 601(b)(10)
of Regulation S-K promulgated by the SEC that relates to the Aftermarket
Business or any agreement, contract or commitment that would be such a "material contract" but for the exception for contracts entered into in the ordinary course of business (the term "material contract" to be applied as if Newco were a separate company for the purpose of this Section 4.19) or (b) any non-competition agreement or any other agreement or obligation that materially limits or will materially limit Newco or any of its Subsidiaries from engaging in the Aftermarket Business. Each of the "material contracts" (as defined above)
of Modine and its Subsidiaries is, or at the Closing will be, valid and in full force and effect and none of Modine and its Subsidiaries has violated any provisions of, or committed or

                                       33

failed to perform any act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any such "material contract."
To Modine's Knowledge, the other party to any "material contract" described in this Section 4.19 is not in material breach of or default under such "material contract."

     4.20 Tangible Assets; Sufficiency of Assets; Employees. All machinery, equipment and other tangible assets that relate to or are used in the
Aftermarket Business are owned by or leased to Modine or its Subsidiaries on the date hereof, and, after consummation of the transactions contemplated by the
Contribution Agreement, will be owned by or leased to Newco or its Subsidiaries, free and clear of all Encumbrances other than Encumbrances created by Transpro or its Affiliates. Upon consummation of the transactions contemplated by the
Contribution Agreement, the machinery, equipment and other tangible assets of
Newco and its Subsidiaries will be sufficient to conduct the Aftermarket
Business in substantially the same manner as currently conducted by Modine and its Subsidiaries. As of the Closing, the Aftermarket Business will have sufficient employees (both in number and capability) to conduct the Aftermarket
Business as conducted on the date of this Agreement.

     4.21 Ownership of Transpro Common Stock. Modine, together with its affiliates and associates (as those terms are defined in Rule 12b-2 promulgated under the Exchange Act), is not the beneficial owner of 5% or more of the outstanding shares of Transpro Common Stock. For this purpose and for purposes of Section 5.21, a Person will be deemed to be the "beneficial owner" of another
Person's stock if such first Person, directly or indirectly, controls the voting of such stock or has any options, warrants, conversion or other rights to acquire such stock, whether or not presently exercisable.

     4.22 Labor Relations. As of the date of this Agreement, (i) none of Newco, its Subsidiaries or any of their Affiliates that employ Aftermarket Employees is a party to any collective bargaining agreement, (ii) except as would not, individually or in the aggregate, reasonably be expected to have an Aftermarket
Material Adverse Effect, no labor organization or group of employees of the
Aftermarket Business has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of
Modine, threatened to be brought or filed with the National Labor Relations
Board or any other domestic or foreign labor relations tribunal or authority, and (iii) except as would not, individually or in the aggregate, reasonably be expected to have an Aftermarket Material Adverse Effect, there are no organizing activities, strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, or other labor disputes pending or, to the Knowledge of Modine, threatened against or involving any of Modine or any of its Subsidiaries.

     4.23 Customers. (a) Between January 1, 2004 and the date hereof, no material customer or group of customers (whether or not related) of the
Aftermarket Business has canceled or otherwise terminated its contract or relationship with Modine or any of its Subsidiaries or has at any time decreased significantly its purchases of the products of the Aftermarket Business and, to the Knowledge of Modine, there has been no

                                       34

material adverse change in the business relationship of Modine or any of its
Subsidiaries with any material customer or group of customers (whether or not related) of the Aftermarket Business. To the Knowledge of Modine, no such customer or group of customers intends to cancel or otherwise terminate its relationship with Modine or any of its Subsidiaries or to decrease significantly its purchases of the products of Modine or its Subsidiaries, except for such of the foregoing arising after the date hereof as would not, individually or in the aggregate, have an Aftermarket Material Adverse Effect.

          (b) To the Knowledge of Modine, there is no dispute with any material customer or group of customers (whether or not related) or delays or other problem in connection with any products sold or services rendered by Modine or any of its Subsidiaries to any material customer or group of customers (whether or not related) of the Aftermarket Business that have given rise or could reasonably be expected to give rise to a liability or the need to provide additional products or services for the customer or group of customers involved, in each case that would, individually or in the aggregate, have an Aftermarket
Material Adverse Effect.

          (c) Section 4.23(c) of the Modine Disclosure Schedule sets forth a list of the 10 largest customers of the Aftermarket Business and the 10 largest suppliers to the Aftermarket Business during each of Modine's three most recent fiscal years and for the period from the beginning of the current fiscal year to the date hereof determined on the basis of total dollar amount of net sales to such customers and purchases from such suppliers.

     4.24 State Takeover Laws. The Modine and Newco boards of directors have adopted and approved this Agreement and the Transactions as required to render
Section 180.1141 of the WBCL as well as any similar "takeover" or "interested stockholder" Law inapplicable to the Agreement and the Transactions, assuming compliance by Transpro with its obligations hereunder and the accuracy of the representations and warranties made by Transpro herein. Sections 180.1131 and
180.1150 of the WBCL and the North Carolina Control Share Acquisition Act are
also inapplicable to this Agreement and the Transactions.

     4.25 Vote Required. Assuming the truth of the representations and warranties of Transpro in Section 5.21, no vote of Modine Shareholders is required to approve and adopt this Agreement and the transactions contemplated hereby (including the Spin Off and the Merger).

     4.26 Opinion of Modine Financial Advisor. Modine has received the opinion of Robert W. Baird & Co., Incorporated, dated the date of this Agreement, to the effect that, as of such date, and subject to the matters set forth therein, the consideration to be paid to Newco Shareholders in the Merger is fair, from a financial point of view, to the Newco Shareholders. Such opinion has not been amended or rescinded as of the date of this Agreement.

                                       35

     4.27 Transactions with Related Parties. Newco is not a party to any transaction or proposed transaction, including the leasing of property, the purchase or sale of raw materials or finished goods, the furnishing of services or the borrowing or lending of money, with its directors, officers or employees, or any other Person who is an Affiliate of Newco. Neither Modine nor any of its
controlled Affiliates owns or has any ownership interest in any Person which is in competition with Newco or which is engaged in a related or similar business to that of the Aftermarket Business and none of such Persons has entered into any agreement, commitment or understanding contemplating such ownership or ownership interest.

                 V. REPRESENTATIONS AND WARRANTIES OF TRANSPRO

     Except as disclosed in (x) the Transpro SEC Reports filed prior to the close of business on the Measurement Date or (y) the disclosure schedule (the
"Transpro Disclosure Schedule") delivered by Transpro to Modine in connection with the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this
Article V), Transpro hereby represents and warrants to Modine as follows:

     5.1 Due Organization, Good Standing and Corporate Power. Transpro is a
corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.
Each of Transpro's Subsidiaries is a corporation duly organized, validly existing and in good standing or has equivalent status under the laws of its jurisdiction of incorporation (except as would not, individually or in the aggregate, reasonably be expected to have a Transpro Material Adverse Effect)
and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of
Transpro and its Subsidiaries is duly qualified or licensed to do business and is in good standing or has equivalent status in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to have a Transpro
Material Adverse Effect.

     5.2 Authorization and Validity of Agreement. Transpro has the requisite corporate power and authority to execute and deliver this Agreement and the
Ancillary Agreements to which it is a party and to perform its obligations hereunder or thereunder. The execution and delivery of this Agreement and the
Ancillary Agreements by Transpro, and the consummation by Transpro of the
Transactions, have been duly authorized and unanimously approved by its board of directors and, except for the Transpro Stockholder Approval, no other corporate action on the part of Transpro is necessary to authorize the execution and delivery of this Agreement and the Ancillary Agreements or the consummation of the Transactions. This Agreement and the Ancillary Agreements have been, or will be when executed and delivered, duly executed

                                       36

and delivered by Transpro and to the extent that it is a party thereto each is, or will be when executed and delivered, a valid and binding obligation of
Transpro enforceable against Transpro in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Law affecting the enforcement of creditors' rights generally and by general equitable principles.

     5.3 Consents and Approvals; No Violations. Assuming (a) the filings required under the HSR Act are made and the waiting periods thereunder (if applicable) have been terminated or expired, (b) the applicable requirements of the Securities Act and the Exchange Act are met, including the filing with the
SEC of the Proxy Statement and the Form S-4 in which the Proxy Statement will be included as a prospectus, and the declaration of effectiveness of such Form S-4,
(c) the requirements under any applicable state securities or blue sky laws are met, (d) the requirements of the American Stock Exchange in respect of the listing of the shares of Surviving Corporation Common Stock to be issued hereunder are met, (e) the filing of the Certificate of Merger and other appropriate merger documents, if any, required by the DGCL and the NCBCA, are made, and (f) the Transpro Stockholder Approval is obtained, the execution and delivery of this Agreement and the Ancillary Agreements by Transpro and the
consummation by Transpro of the Transactions do not and will not (i) violate or conflict with any provision of its certificate of incorporation or bylaws or the comparable governing documents of any of its Subsidiaries, (ii) violate or conflict with any Law or Order of any Governmental Entity applicable to Transpro or any of its Subsidiaries or by which any of their respective properties or assets may be bound, (iii) require any filing with, or Permit, consent or approval of, or the giving of any notice to, any Governmental Entity, or (iv)
result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of, or result in the creation of any Encumbrance upon any of the properties or assets of Transpro or any of its
Subsidiaries under, or give rise to any obligation, right of termination, cancellation, acceleration or increase of any obligation or a loss of a material benefit under, any of the terms, conditions or provisions of any Contract to which Transpro or any of its Subsidiaries is a party, or by which Transpro or any of its Subsidiaries may be bound, excluding in the case of clauses (i)
through (iv) above, conflicts, violations, breaches, defaults, rights of payment and reimbursement, terminations, modifications, omissions, accelerations and creations and impositions of Encumbrances which would not, individually or in the aggregate, reasonably be expected to have a Transpro Material Adverse
Effect.

     5.4 Information to be Supplied. The information supplied or to be supplied by or on behalf of Transpro for inclusion or incorporation by reference in the
Proxy Statement and the Form S-4 will not, on the date of their filing or, in the case of the Form S-4, at the time it becomes effective under the Securities
Act, or on the date the Proxy Statement is mailed or at the time of the Transpro
Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                                       37

     5.5 Capitalization of Transpro. (a) The authorized capital stock of
Transpro consists of 17,500,000 shares of common stock, $0.01 par value per share (the "Transpro Common Stock"), and 2,500,000 shares of preferred stock,
$0.01 par value per share ("Transpro Preferred Stock"), of which 200,000 shares have been designated as "Series A Junior Participating Preferred Stock"
(hereinafter referred to as "Transpro Series A Preferred Stock") and 30,000
shares have been designated as "Series B Convertible Redeemable Preferred Stock"
(hereinafter referred to as "Transpro Series B Preferred Stock"). As of the
Measurement Date, there were 7,106,023 shares of Transpro Common Stock issued and outstanding, no shares of Transpro Series A Preferred Stock issued and outstanding, 12,781 shares of Transpro Series B Preferred Stock issued and outstanding, and 643,559 shares of Transpro Common Stock were reserved for issuance upon the exercise of outstanding options (the "Transpro Options") for
Transpro Common Stock. Between the Measurement Date and the date hereof,
Transpro has not issued shares of Transpro Common Stock (other than pursuant to the exercise of Transpro Options), Transpro Series A Preferred Stock or Transpro
Series B Preferred Stock. All issued and outstanding shares of Transpro Common
Stock have been duly authorized and validly issued and are fully paid and nonassessable and the shares of Surviving Corporation Common Stock to be issued in the Merger, when so issued, will be duly authorized, validly issued, fully paid and nonassessable. The Rights Agreement dated as of September 29, 1995, as amended (the "Transpro Rights Agreement"), between Transpro and American Stock
Transfer & Trust Company, as Rights Agent, pursuant to which one right to purchase one-hundredth of a share of Transpro Series A Preferred Stock was previously associated with and attached to each outstanding share of Transpro
Common Stock terminated on September 30, 2004. As of the date of this Agreement, and except for shares of Transpro Common Stock issuable pursuant to the Transpro
Options and the Transpro Series B Preferred Stock, there are no outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to Transpro Common Stock or any capital stock equivalent or other nominal interest in Transpro or any of its
Subsidiaries which relate to Transpro (collectively, "Transpro Equity
Interests") pursuant to which Transpro or any of its Subsidiaries is or may become obligated to issue shares of its capital stock or other equity interests or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any Transpro Equity Interests. There are no outstanding obligations of Transpro to repurchase, redeem or otherwise acquire any outstanding securities of Transpro or any Transpro Equity Interests. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which Transpro Stockholders may vote are issued or outstanding as of the date hereof.

          (b) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Transpro are owned by Transpro, directly or indirectly, free and clear of any material Encumbrances, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No such
Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such
Subsidiary or any securities representing the right to

                                       38

purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

     5.6 Absence of Certain Events. Except as required or expressly permitted by this Agreement, since September 30, 2004, Transpro and its Subsidiaries have operated their respective businesses only in the ordinary course of business and there has not occurred any event, occurrence or condition which (i) would have been a breach of Section 6.1 had such Section 6.1 been in effect since September
30, 2004, or (ii) would, individually or in the aggregate, reasonably be expected to have a Transpro Material Adverse Effect.

     5.7 Litigation. There are no Actions pending against Transpro or any of its
Subsidiaries or, to the Knowledge of Transpro, threatened against Transpro or any of its Subsidiaries (or any of their respective properties, rights or franchises), at law or in equity, or before or by any Governmental Entity, that would, individually or in the aggregate, reasonably be expected to have a
Transpro Material Adverse Effect, and, to the Knowledge of Transpro, no
development has occurred with respect to any pending or threatened Action that would, individually or in the aggregate, reasonably be expected to have a
Transpro Material Adverse Effect. Neither Transpro nor any of its Subsidiaries
are subject to any Order that, individually or in the aggregate, would reasonably be expected to have a Transpro Material Adverse Effect.

     5.8 Title to Properties; Encumbrances. Each of Transpro and its
Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets except where the failure to have such good and valid title would not, individually or in the aggregate, reasonably be expected to have a Transpro
Material Adverse Effect, in each case subject to no Encumbrances, except for (a)
Encumbrances consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or impair the use of, such property by Transpro or any of its Subsidiaries,
(b) Encumbrances for current Taxes, assessments or governmental charges or levies on property not yet due or which are being contested in good faith and for which appropriate reserves in accordance with GAAP have been created and (c)
Encumbrances which would not, individually or in the aggregate, reasonably be expected to have a Transpro Material Adverse Effect.

     5.9 Transpro SEC Reports; Financial Statements. (a) Transpro has timely filed with the SEC all registration statements, prospectuses, reports, schedules, forms, proxy statements, certifications and other documents
(including exhibits and all other information incorporated by reference therein)
required to be filed by Transpro since January 1, 2003 (the "Transpro SEC
Reports"). The Transpro SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed and will not when filed after the date of this Agreement contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under

                                       39

which they were made, not misleading, except to the extent corrected by a subsequent Transpro SEC Report filed with the SEC prior to the date of this
Agreement. No Subsidiary of Transpro is subject to the periodic reporting requirements of the Exchange Act.

          (b) Each of the consolidated financial statements of Transpro
(including, in each case, any notes thereto) contained in the Transpro SEC
Reports was prepared in accordance with GAAP (except as may be indicated in the notes thereto) and presented fairly in all material respects the consolidated financial position and consolidated results of operations of Transpro and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of unaudited statements, to normal year-end adjustments in amounts that are immaterial in nature and amounts consistent with past experience. The books and records of Transpro and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

          (c) The records, systems, controls, data and information of Transpro and its Subsidiaries are recorded, stored, maintained and operated under means
(including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Transpro or its Subsidiaries, except for any non-exclusive ownership and non-direct control that would not have a material adverse effect on the system of internal accounting controls described in the following sentence. Transpro and its Subsidiaries have devised and maintain a system of internal controls over financial reporting sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Transpro (i) has designed disclosure controls and procedures to ensure that material information relating to
Transpro, including its consolidated Subsidiaries, is made known to its management by others within those entities and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Transpro's auditors and the audit committee of Transpro's board of directors (A) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect Transpro's ability to record, process, summarize and report financial data and have identified for Transpro's auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Transpro's internal controls. Transpro has made available to Modine a summary of each such disclosure made by management to its auditors and audit committee since August 29, 2002.

     5.10 No Undisclosed Liabilities. Except for those liabilities that are reflected or reserved against on the consolidated financial statements of
Transpro as of and for the period ended September 30, 2004 included in
Transpro's Form 10-Q for the quarter ended September 30, 2004, including the notes thereto, since such date, neither Transpro nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due and including any off balance sheet financings, loans, indebtedness, make whole or

                                       40

similar liabilities or obligations) that would be required to be reflected in a consolidated balance sheet of Transpro prepared in accordance with GAAP, except for liabilities incurred in the ordinary course of business that would not, individually or in the aggregate, reasonably be expected to have a Transpro
Material Adverse Effect.

     5.11 Compliance with Law. (a) Each of Transpro and its Subsidiaries is in compliance with all Laws and Orders applicable to it, including SOX, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Transpro Material Adverse Effect.

          (b) Each of Transpro and its Subsidiaries holds, to the extent legally required, all Permits that are required for the lawful operation of its business as now conducted, except where the failure to hold any such Permit would not, individually or in the aggregate, reasonably be expected to have a Transpro
Material Adverse Effect, and there has not occurred any default under any such
Permit, except to the extent that such default would not, individually or in the aggregate, reasonably be expected to have a Transpro Material Adverse Effect.

     5.12 Insurance. Transpro and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of Transpro and its Subsidiaries.

     5.13 Regulatory Matters. (a) Except for such of the following as would not, individually or in the aggregate, reasonably be expected to have a Transpro
Material Adverse Effect, there are no facts:

               (i) which would furnish a substantial basis for the recall, withdrawal or suspension of any products of Transpro or its Subsidiaries by any competent Governmental Entity; or

               (ii) which would otherwise reasonably be expected to cause
     Transpro or its Subsidiaries to withdraw, recall or suspend any products of
     Transpro or its Subsidiaries from the market or to change the marketing classification of any products of Transpro or its Subsidiaries or to terminate or suspend testing of any products of Transpro or its
     Subsidiaries.

          (b) There are no:

               (i) products which have been recalled by Transpro or its
     Subsidiaries (whether voluntarily or otherwise) at any time since January
     1, 2003; or

               (ii) proceedings (whether completed or pending) at any time since
     January 1, 2003 seeking the recall, suspension or seizure of any products of Transpro or its Subsidiaries.

                                       41

     5.14 Broker's or Finder's Fee. Except for Wachovia Capital Markets, LLC, to
which only Transpro has any liability or obligation, no Person acting on behalf of Transpro is, or will be, entitled to any investment banking, broker's, finder's or similar fee for which Modine or any of its Affiliates could have any liabilities in connection with this Agreement or any of the Transactions.

     5.15 Taxes, Tax Returns, Tax Treatment. (a) Transpro and each of its
Subsidiaries has duly filed all Tax Returns required to be filed by it on or prior to the date of this Agreement (all such returns being accurate and complete in all material respects) and has duly paid or made provision for the payment of all Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than (i)
Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against or (ii) Tax
Returns or Taxes as to which the failure to file, pay or make provision for would not, individually or in the aggregate, reasonably be expected to have a
Transpro Material Adverse Effect. The period (including any extensions) within which the IRS may assess federal income Taxes against Transpro and its
Subsidiaries has closed with respect to all taxable years through and including the fiscal year ended December 31, 2000 and any liability with respect thereto has been satisfied. There are no disputes pending, or claims asserted, for Taxes or assessments upon Transpro or any of its Subsidiaries for which Transpro does not have adequate reserves that would, individually or in the aggregate, reasonably be expected to have a Transpro Material Adverse Effect. Neither
Transpro nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Transpro and its
Subsidiaries or as described in the Ancillary Agreements). Within the past five years, neither Transpro nor any of its Subsidiaries has been a "distributing corporation" or a "controlled corporation" in a distribution intended to qualify under Section 355(a) of the Code. No disallowance of a deduction under Section
162(m) of the Code for employee remuneration of any amount paid or payable by
Transpro or any of its Subsidiaries under any contract, plan, program or arrangement or understanding would, individually or in the aggregate, reasonably be expected to have a Transpro Material Adverse Effect.

          (b) None of Transpro and its Subsidiaries has taken or failed to take any action, or Knows any facts or circumstances, that would (i) prevent the
Merger from constituting a tax-free reorganization described in Section 368(a)
and related provisions of the Code or (ii) cause to be untrue any of the factual statements or representations made in the IRS Private Letter Ruling. Further,
Transpro hereby reaffirms each of the representations made by it to Modine in
Modine's application for the IRS Private Letter Ruling.

     5.16 Employee Benefit Matters. (a) Section 5.16 of the Transpro Disclosure
Schedule sets forth a true and complete list of each material benefit or compensation plan, arrangement or agreement, and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement that is maintained, or contributed

                                       42

to, for the benefit of current or former directors or employees of Transpro and its Subsidiaries, with respect to which Transpro or its Subsidiaries may, directly or indirectly, have any liability, as of the date of this Agreement or as of the Closing Date, including all plans of any Transpro ERISA Affiliate that are subject to Title IV of ERISA (the "Transpro Benefit Plans"). For purposes of this Agreement, a "Transpro ERISA Affiliate" is any trade or business, whether or not incorporated, all of which together with Transpro would be deemed a
"single employer" within the meaning of Section 4001(a) or (b) of ERISA or
Section 414 of the Code.

          (b) Except as would not, either individually or in the aggregate, reasonably be expected to have a Transpro Material Adverse Effect, (i) each of the Transpro Benefit Plans has been operated and administered in compliance in all material respects with its terms and applicable Laws, including ERISA and the Code, (ii) each of the Transpro Benefit Plans intended to be "qualified"
within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS with respect to all changes in applicable Law for which certain qualified plans were required to be amended pursuant to GUST within the remedial amendment period prescribed by GUST, and there are no existing circumstances or any events that have occurred that will adversely affect the qualified status of any such Transpro Benefit Plan, (iii) with respect to each Transpro Benefit Plan that is subject to Title IV of ERISA, the present value (as defined under Section 3(26) of ERISA) of accumulated benefit obligations under such Transpro Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Transpro Benefit Plan's actuary with respect to such Transpro
Benefit Plan, did not, as of its latest valuation date, exceed the then current value (as defined under Section 3(26) of ERISA) of the assets of such Transpro
Benefit Plan allocable to such accrued benefits, (iv) no Transpro Benefit Plan provides benefits coverage, including death or medical benefits coverage
(whether or not insured), with respect to current or former employees or directors of Transpro or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable Law, (B)
death benefits or retirement benefits under any "employee pension plan" (as such term is defined in Section 3(2) of ERISA), (C) deferred compensation benefits accrued as liabilities on the books of Transpro or its Subsidiaries, (D)
benefits the full cost of which is borne by the current or former employee or director (or his beneficiary), (E) coverage through the last day of the calendar month in which retirement or other termination of service occurs, or (F) medical expense reimbursement accounts, (v) no liability or potential liability
(contingent or otherwise) under Title IV of ERISA has been incurred by Transpro, its Subsidiaries or any Transpro ERISA Affiliate, that has not been satisfied in full, and no condition exists that presents a material risk to Transpro, its
Subsidiaries or any Transpro ERISA Affiliate of incurring a liability thereunder, (vi) no Transpro Benefit Plan is a "multiemployer pension plan" (as such term is defined in Section 3(37) of ERISA) or a "multiple employer plan"
(as such term is defined Section 210(a) of ERISA or Section 413(c) of the Code),
(vii) no Transpro Benefit Plan has or has incurred an "accumulated funding deficiency" within the meaning of Section 302 of ERISA or Section 412 of the
Code, whether or not waived, nor has any waiver of the minimum funding standards of Section 302 of ERISA and Section 412 of the Code been requested of or granted by the IRS with respect to any Transpro Benefit Plan, nor has

                                       43

any lien in favor of any Transpro Benefit Plan arisen under Section 412(n) of the Code or Sections 302(f) or 4068 of ERISA, (viii) none of Transpro or its
Subsidiaries or, to the Knowledge of Transpro, any other person, including any fiduciary, has engaged in a transaction in connection with which Transpro, its
Subsidiaries or any Transpro Benefit Plan would reasonably be expected to be subject to either a material civil penalty assessed pursuant to Section 409 or
502(i) of ERISA or a material Tax imposed pursuant to Section 4975 or 4976 of the Code, (ix) to the Knowledge of Transpro there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Transpro Benefit Plans or any trusts related thereto and (x)
all contributions or other amounts payable by Transpro or its Subsidiaries as of the Effective Time with respect to each Transpro Benefit Plan in respect of current or former plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code.

          (c) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in conjunction with any other event) (i) result in any payment (including severance, unemployment compensation, "excess parachute payment" (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director or any employee of Transpro or any of its Subsidiaries from Transpro or any of its Subsidiaries under any Transpro Benefit Plan, (ii) increase any benefits otherwise payable under any Transpro Benefit Plan or (iii) result in any acceleration of the time of funding, payment or vesting of any such benefits.

          (d) No Transpro Benefit Plan or trust has been terminated, nor has there been any "reportable event" as defined in Section 4043 of ERISA with respect to any Transpro Benefit Plan that has not been waived which would, individually or in the aggregate, reasonably be expected to have a Transpro
Material Adverse Effect. None of Transpro, its Subsidiaries or any Transpro
ERISA Affiliate has ever incurred a "complete withdrawal" or a "partial withdrawal" (as such terms are defined in Sections 4203 and 4205, respectively, of ERISA) with respect to any multiemployer plan. No termination proceedings have been threatened or initiated with respect to any Transpro Benefit Plan.

     5.17 Intellectual Property. Transpro and its Subsidiaries own, or have the right to use without infringing or violating the rights of any third parties, except where such infringement or violation would not, individually or in the aggregate, reasonably be expected to have a Transpro Material Adverse Effect:
(i) each trademark, trade name, brand name, service mark or other trade designation used, owned or licensed by or to Transpro or any of its
Subsidiaries, each patent, copyright and similar intellectual property owned or licensed to or by Transpro or one of its Subsidiaries, and each license, royalty, assignment or other similar agreement and each registration and application relating to the foregoing that is material to the conduct of the business of Transpro and its Subsidiaries taken as a whole; and (ii) each agreement relating to technology, know-how or processes that Transpro or its
Subsidiaries is licensed or authorized to use, or which it licenses or authorizes others to use, that is material to the conduct of the business of
Transpro and its Subsidiaries taken as a whole (collectively,

                                       44

the "Transpro Intellectual Property"). No consent of any third party will be required for the use by the Surviving Corporation or its Subsidiaries of the
Transpro Intellectual Property after the Effective Time. No claim has been asserted by any Person against Transpro or any of its Subsidiaries regarding the ownership of or the right to use any Transpro Intellectual Property or challenging the rights of Transpro or any of its Subsidiaries with respect to any of the Transpro Intellectual Property which would, individually or in the aggregate, reasonably be expected to have a Transpro Material Adverse Effect.

     5.18 Environmental Liability. Except for such of the following as would not, individually or in the aggregate, reasonably be expected to have a Transpro
Material Adverse Effect, there are no legal, administrative, arbitral or other
Actions of any nature seeking to impose, or that are reasonably likely to result in the imposition, on Transpro of any liability or obligation arising under common law relating to the Environment or under any Environmental Law, pending or, to the Knowledge of Transpro, threatened against Transpro. To the Knowledge of Transpro, there is no reasonable basis for any such Action that would impose any liability or obligation that would, individually or in the aggregate, reasonably be expected to have a Transpro Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a
Transpro Material Adverse Effect, Transpro is not subject to any Order by or with any Governmental Entity or third party imposing any liability or obligation with respect to the foregoing.

     5.19 Material Contracts. Neither Transpro nor any of its Subsidiaries is a
party to or bound by (a) any "material contract" as defined in Item 601(b)(10)
of Regulation S-K promulgated by the SEC or any agreement, contract or commitment that would be such a "material contract" but for the exception for contracts entered into in the ordinary course of business or (b) any non-competition agreement or any other agreement or obligation that materially limits or will materially limit Transpro or any of its Subsidiaries from engaging in their businesses. Each of the "material contracts" (as defined above) of Transpro and its Subsidiaries is valid and in full force and effect and neither Transpro nor any of its Subsidiaries has violated any provisions of, or committed or failed to perform any act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any such
"material contract." To Transpro's Knowledge, the other party to any "material contract" described in this Section 5.19 is not in material breach of or default under such "material contract."

     5.20 State Takeover Laws. The Transpro board of directors has approved this
Agreement and the Transactions as required to render DGCL Section 203 and any similar "takeover" or "interested stockholder" Law inapplicable to the Agreement and the Transactions.

     5.21 Ownership of Modine Common Stock. Transpro, together with its affiliates and associates (as those terms are defined in Sections 180.0103(1),
180.1130(1) and 180.1140(2) of the WBCL and in Rule 12b-2 promulgated under the
Exchange Act), is not, nor by its own actions will it or any of its affiliates or associates become prior to the Effective Time, the beneficial owner of any shares of Modine Common Stock. As of the

                                       45

date of this Agreement, the Persons listed in Section 5.21 of the Transpro
Disclosure Schedule are not currently affiliates (as so defined). Transpro is not, nor will it by its own actions become prior to the Effective Time, a
"significant shareholder" or an "interested stockholder" with respect to Modine, as those terms are defined in Sections 180.1130(11) and 180.1140(8), respectively, of the WBCL.

     5.22 Labor Relations. As of the date of this Agreement, (i) none of
Transpro and its Subsidiaries is a party to any collective bargaining agreement,
(ii) except as would not, individually or in the aggregate, reasonably be expected to have a Transpro Material Adverse Effect, no labor organization or group of employees of Transpro has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the
Knowledge of Transpro, threatened to be brought or filed, with the National
Labor Relations Board or any other domestic or foreign labor relations tribunal or authority and (iii) except as would not, individually or in the aggregate, reasonably be expected to have a Transpro Material Adverse Effect, there are no organizing activities, strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, or other labor disputes pending or, to the Knowledge of Transpro, threatened against or involving any of Transpro or its
Subsidiaries.

     5.23 Customers. (a) Between January 1, 2004 and the date hereof, no material customer or group of customers (whether or not related) of Transpro or any of its Subsidiaries has canceled or otherwise terminated its contract or relationship with Transpro or any of its Subsidiaries or has at any time decreased significantly its purchases of the products of Transpro or any of its
Subsidiaries and, to the Knowledge of Transpro, there has been no material adverse change in the business relationship of Transpro or any of its
Subsidiaries with any material customer or group of customers (whether or not related) of Transpro or any of its Subsidiaries. To the Knowledge of Transpro,
no such customer or group of customers intends to cancel or otherwise terminate its relationship with Transpro or any of its Subsidiaries or to decrease significantly its purchases of the products of Transpro or its Subsidiaries, except for such of the foregoing arising after the date hereof as would not, individually or in the aggregate, have a Transpro Material Adverse Effect.

          (b) To the Knowledge of Transpro, there is no dispute with any material customer or group of customers (whether or not related) or delays or other problems in connection with any products sold or services rendered by
Transpro or any of its Subsidiaries to any material customer or group of customers (whether or not related) that have given rise or could reasonably be expected to give rise to a liability or the need to provide additional products or services for the customer or group of customers involved, in each case that would, individually or in the aggregate, have a Transpro Material Adverse
Effect.

     5.24 Voting Requirements; Approval; Board Approval. (a) Except for (i) the
adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Transpro Common Stock entitled to vote, (ii) the adoption of the amendments contained in the Certificate of Incorporation pursuant to Section 2.4, if

                                       46

required by applicable Law, by the affirmative vote of the holders of a majority of the outstanding shares of Transpro Common Stock entitled to vote (the
"Charter Amendment"), and (iii) the authorization of the issuance of Surviving
Corporation Common Stock pursuant to this Agreement under Rule 712 of the
American Stock Exchange (the "AMEX Stock Issuance") by the affirmative vote of a majority of total votes cast by the holders of Transpro Common Stock
(collectively, the "Transpro Stockholder Approval"), no other vote of any class or series of Transpro's capital stock is necessary to approve and consummate the
Transactions.

          (b) The board of directors of Transpro has, at a meeting duly called and held, by unanimous vote, (i) determined that the Merger is advisable and in the best interest of Transpro and the Transpro Stockholders, (ii) approved this
Agreement, (iii) resolved to recommend (the "Transpro Board Recommendation")
that the Transpro Stockholders vote in favor of (A) adopting this Agreement, (B)
the Charter Amendment, and (C) the AMEX Stock Issuance, and (iv) directed that
(A) this Agreement and the Transactions be submitted to the Transpro
Stockholders for adoption at a duly held meeting of such stockholders and (B)
the Charter Amendment (if required by applicable Law) and the AMEX Stock
Issuance be submitted to the Transpro Stockholders for adoption and approval at a duly held meeting of such stockholders.

     5.25 Opinion of Transpro Financial Advisor. Transpro has received the opinion of Wachovia Capital Markets, LLC, dated the date of this Agreement, to the effect that, as of such date, and subject to the matters set forth therein, the consideration to be paid to Newco Shareholders in the Merger is fair, from a financial point of view, to Transpro. Such opinion has not been amended or rescinded as of the date of this Agreement.

                                 VI. COVENANTS

     6.1 Covenants of Transpro. During the period from the date of this
Agreement and continuing until the Effective Time, Transpro agrees as to itself and its Subsidiaries that (except as required or otherwise expressly contemplated or permitted by this Agreement or Section 6.1 (including its subsections) of the Transpro Disclosure Schedule or as required by a
Governmental Entity or to the extent that Modine otherwise consents in writing in its sole discretion):

          (a) Ordinary Course. Transpro will, and will cause each of its
Subsidiaries to, carry on their respective businesses in the ordinary course, in substantially the same manner as heretofore conducted and use all reasonable efforts to preserve intact their present business organizations, keep available the services of their current officers and other key employees and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses will not be materially impaired at the Effective Time, except that no action by Transpro or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 6.1 will be a breach of this Section 6.1(a) unless such action would constitute a breach of one or more of such other provisions;
and provided further, however, that Transpro will be entitled to make such accounting entries in respect of the

                                       47

business of G&O Manufacturing as are appropriate to reflect Transpro's retention of certain liabilities under Section 3.4. Without limiting the generality or effect of the foregoing, (i) Transpro will, and will cause its Subsidiaries to, manage their respective working capital (including the timing of payment of accounts payable, collection of accounts receivable and the purchase and management of inventory) in the ordinary course consistent with past practice except as to the settlement of "Intercompany Accounts" (as defined in the OEM
Acquisition Agreement), which will be permitted to occur prior to the Effective
Time; and (ii) other than in connection with acquisitions permitted by Section
6.1(d) or investments permitted by Section 6.1(f), Transpro may not, and will not permit any of its Subsidiaries to, (A) enter into any new material line of business or (B) incur or commit to any capital expenditures or any obligations or liabilities in connection with any capital expenditures other than capital expenditures and obligations or liabilities in connection therewith incurred or committed to in the ordinary course of business consistent with past practice.

     (b) Dividends; Changes in Share Capital. Transpro will not, and will not permit any of its Subsidiaries to, (i) declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock, except for dividends by any direct or indirect wholly owned
Subsidiaries of Transpro, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of Transpro which remains a wholly owned Subsidiary after consummation of such transaction, or
(iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, except for transactions pursuant to the terms of the Transpro Series B
Preferred Stock or Transpro Options outstanding as of the Measurement Date.

     (c) Governing Documents. Except to the extent required to comply with its obligations hereunder or with applicable Laws, Transpro will not amend or propose to amend its certificate of incorporation, bylaws or other governing documents and Transpro will cause G&O Manufacturing not to amend its certificate of incorporation, bylaws or other governing documents.

     (d) No Acquisitions. Without first informing Modine, Transpro will not, and will not permit any of its Subsidiaries to, acquire or agree to acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability entity, joint venture, association or other business organization or division thereof or otherwise acquire or agree to acquire any material assets (excluding the acquisition of assets in the ordinary course of business consistent with past practice, which assets do not constitute a business unit, division or all or substantially all of the assets of the transferor) if such acquisition either would be required to be approved by the Transpro board of directors under applicable Law or is of the type that would be considered by the

                                       48

Transpro board of directors in accordance with its past practice; provided, however, that the foregoing will not require prior notice to Modine in respect of (i) internal reorganizations or consolidations involving existing Transpro
Subsidiaries, (ii) the creation of new direct or indirect wholly owned
Subsidiaries of Transpro organized to conduct or continue activities otherwise permitted by this Agreement, or (iii) the transactions contemplated by this
Agreement; provided, further, that no acquisition that would become part of the
OEM Business may be made without Modine's consent.

     (e) No Dispositions. Other than (i) internal reorganizations or consolidations involving existing Transpro Subsidiaries (with respect to which, to the extent involving the OEM Business, Transpro will reasonably consult with
Modine), (ii) as may be required by or in conformance with applicable Laws in order to permit or facilitate the consummation of the Transactions, or (iii) the disposition of the Transpro A/C Business, without first informing Modine,
Transpro will not, and will not permit any of the Transpro Subsidiaries to, sell, lease, license or otherwise encumber or subject to any Encumbrance or otherwise dispose of, or agree to sell, lease, license or otherwise encumber or subject to any Encumbrance or otherwise dispose of, any assets (including capital stock of any of the Transpro Subsidiaries, but excluding inventory and obsolete equipment in the ordinary course of business consistent with past practice) if such sale, lease, license, encumbrance or disposition either would be required to be approved by the Transpro board of directors under applicable
Law or is of the type that would be considered by the Transpro board of directors in accordance with its past practice; provided, however, that no such sale, lease, license, encumbrance or disposition of assets that are part of the
OEM Business may be made without Modine's consent.

     (f) Investments; Indebtedness. Without first informing Modine, Transpro will not, and will not permit any of the Transpro Subsidiaries to, (i) make any loans, advances or capital contributions to, or investments in, any other
Person, other than (A) investments by Transpro or any Transpro Subsidiary to or in Transpro or any Transpro Subsidiary, or (B) pursuant to any contract or other legal obligation of Transpro as in effect at the date of this Agreement, or (C)
employee loans or advances for travel, business, relocation or other reimbursable expenses made in the ordinary course of business; or (ii) create, incur, assume or suffer to exist any indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of this Agreement
(other than pursuant to its existing credit facility or any renewal or refinancing thereof) if such loan, advance, capital contribution, investment or indebtedness either would be required to be approved by the Transpro board of directors under applicable Law or is of the type that would be considered by the
Transpro board of directors in accordance with its past practice; provided, however, under no circumstances will any action described in clause (ii) be permitted without Modine's consent if such action relates to or would affect the
OEM Business.

                                       49

     (g) Tax-Free Qualification. Transpro will use its reasonable best efforts not to, and will use its reasonable best efforts not to permit any of its
Subsidiaries to, take any action, cause any action to be taken, fail to take any action or fail to cause any action to be taken (including any action or failure to act otherwise permitted by this Section 6.1) that would (i) prevent the
Merger from constituting a tax-free reorganization under Section 368(a) and related provisions of the Code or (ii) cause to be untrue any of the factual statements or representations made in the IRS Private Letter Ruling.

     (h) No Related Actions. Transpro will not, and will not permit any of its
Subsidiaries to, agree or commit to do any of the foregoing actions.

     6.2 Covenants of Modine and Newco. During the period from the date of this
Agreement and continuing until the Effective Time, Modine, as to the Aftermarket
Business, and Newco each agrees that (except for the Contribution, the Spin Off, the Merger, as required or otherwise expressly contemplated or permitted by this
Agreement or Section 6.2 (including its subsections) of the Modine Disclosure
Schedule, as required by a Governmental Entity, as described in the IRS Private
Letter Ruling or to the extent that Transpro otherwise consents in writing in its sole discretion):

     (a) Ordinary Course. Modine will, and will cause each of the Modine
Companies to, carry on the Aftermarket Business in the ordinary course, in substantially the same manner as heretofore conducted and use all reasonable efforts to preserve intact their present business organizations that relate to the Aftermarket Business, keep available the services of the current officers and other key employees of the Aftermarket Business and preserve their relationships with customers, suppliers and others having business dealings with them or the Aftermarket Business to the end that the Aftermarket Business will not be materially impaired at the Effective Time; provided, however, that no action by Modine or any of the Modine Companies with respect to matters specifically addressed by any other provision of this Section 6.2 will be deemed a breach of this Section 6.2(a) unless such action would constitute a breach of one or more of such other provisions; and provided further, however, that Modine will be entitled to make such accounting entries in respect of the Aftermarket
Business as are appropriate to reflect Modine's retention of certain liabilities under Section 3.4. Without limiting the generality or effect of the foregoing,
(i) Modine will, and will cause the Modine Companies to, manage Working Capital
(including the timing of payment of accounts payable, collection of accounts receivable and the purchase and management of Inventory) in the ordinary course consistent with past practice other than as to the settlement of Intercompany
Accounts, which will be permitted to occur prior to the Effective Time; and (ii)
other than in connection with acquisitions permitted by Section 6.2(e) or investments permitted by Section 6.2(g), Modine will not, and Modine will not permit any of the Modine Companies to, (A) enter into any new material line of business or (B) incur or commit to any capital expenditures or any obligations or liabilities in connection with any capital expenditures other than

                                       50

capital expenditures and obligations or liabilities in connection therewith incurred or committed to in the ordinary course of business consistent with past practice.

     (b) Dividends; Changes in Share Capital. Modine will not permit Newco or any of Newco's Subsidiaries to, (i) declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of their capital stock that will be payable after the Effective Time, (ii) split, combine or reclassify any of their capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of their capital stock, or (iii) repurchase, redeem or otherwise acquire any shares of their capital stock or any securities convertible into or exercisable for any shares of their capital stock.

     (c) Issuance of Securities. Following the Spin Off and prior to the
Effective Time, Newco will not, and will not permit any of its Subsidiaries to, issue, deliver, sell, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, pledge or Encumbrance of, any shares of its capital stock of any class or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing.

     (d) Governing Documents. Except to the extent required to comply with its obligations hereunder or with applicable Laws, Newco will not, and Modine will cause Newco not to, amend or propose to amend its certificate of incorporation, bylaws or other governing documents.

     (e) No Acquisitions. Each of Modine and Newco will not, and Modine will not permit any of the Modine Companies to, acquire or agree to acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability entity, joint venture, association or other business organization or division thereof or otherwise acquire or agree to acquire any material assets (excluding the acquisition of assets used in the operations of the Aftermarket Business in the ordinary course consistent with past practice, which assets do not constitute a business unit, division or all or substantially all of the assets of the transferor), in each case, that would be part of the Aftermarket Business; provided, however, that the foregoing will not prohibit (i) internal reorganizations or consolidations involving existing Modine Companies, (ii) the creation of new direct or indirect wholly owned Subsidiaries of Modine organized to conduct or continue activities otherwise permitted by this Agreement, or (iii) the transactions contemplated by the OEM Acquisition Agreement.

     (f) No Dispositions. Other than (i) internal reorganizations or consolidations involving existing Modine Companies (with respect to which Modine will reasonably consult with Transpro), (ii) as may be required by or in conformance with applicable Laws in order to permit or facilitate the

                                       51

consummation of the Transactions, or (iii) as a result of any implementation of a customer sponsored program to factor accounts receivable due from National
Automotive Parts Association (provided that the aggregate amount of such accounts receivable does exceed $2.5 million between the date hereof and the
Closing Date), each of Modine and Newco will not, and Modine will not permit any of the Modine Companies to, sell, lease, license or otherwise encumber or subject to any Encumbrance or otherwise dispose of, or agree to sell, lease, license or otherwise encumber or subject to any Encumbrance or otherwise dispose of, any assets that are part of the Aftermarket Business (including capital stock of any of the Modine Companies, but excluding inventory and obsolete equipment in the ordinary course of business consistent with past practice).

     (g) Investments; Indebtedness. Unless permitted or required by the
Contribution Agreement, each of Modine and Newco will not, and Modine and Newco will not permit any of the Modine Companies to, (i) make any loans, advances or capital contributions to, or investments in, any other Person that will be included in the Aftermarket Business, other than (A) investments by any Modine
Company to or in any other Modine Company, (B) pursuant to any contract or other legal obligation as in effect at the date of this Agreement, or (C) employee loans or advances for travel, business, relocation or other reimbursable expenses made in the ordinary course of business; or (ii) create, incur, assume or suffer to exist any indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of this Agreement that will be included in the Aftermarket Liabilities other than pursuant to the assumption of certain repayment obligations contemplated under Section 6.25.

     (h) Tax-Free Qualification. Modine and Newco will use their reasonable best efforts not to, and will use their reasonable best efforts not to permit any of their Subsidiaries to, take any action (including any action otherwise permitted by this Section 6.2) that would (i) prevent the Merger from constituting a tax-free reorganization under Section 368(a) and related provisions of the Code or (ii) cause to be untrue any of the factual statements or representations made in the IRS Private Letter Ruling.

     (i) Compensation. Except (y) as required by applicable Laws or by the terms of any collective bargaining agreement or other agreement currently in effect that relates to any of the Modine Companies or the Aftermarket Business or any
of their employees or (z) in the ordinary course of business consistent with past practice, Modine will not, and will not permit any of the Modine Companies to, increase the amount of compensation or employee benefits of any director of a Modine Company or any Aftermarket Employee, pay any pension, retirement, savings or profit-sharing allowance to any Aftermarket Employee that is not required by any existing plan or agreement, enter into any Contract with any
Aftermarket Employee regarding his or her employment, compensation or benefits, increase or commit to increase any employee benefits for Aftermarket Employees, issue any additional Modine Options, adopt or amend or make any commitment to adopt or amend, other than amendments required by Law, any

                                       52

Modine Benefit Plan or make any contribution, other than regularly scheduled contributions, to any Modine Benefit Plan for the benefit of Aftermarket
Employees. Modine will not accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation, except as required by applicable Laws or in the ordinary course of business or in accordance with this Agreement or the Ancillary Agreements, and any option committed to be granted or granted after the date hereof will not accelerate as a result of the approval of consummation of any transaction contemplated by this Agreement or the Ancillary Agreements.

     (j) Accounting Methods; Income Tax Elections. Except as disclosed in Modine
SEC Reports or as reflected in the Aftermarket Financial Statements, as required by a Governmental Entity or as required by changes in GAAP as concurred in by
Modine's independent public accountants, Modine will not make, and Modine will not permit any of the Modine Companies to make, any material change in method of accounting in effect at January 1, 2004 that applies to the Aftermarket
Business. Modine will not, and will not permit any of the Modine Companies to,
(i) change its fiscal year or (ii) make any material Tax election or settle or compromise any material income Tax liability with respect to matters that will be a liability of Newco or any of its Subsidiaries after the Spin Off, other than in the ordinary course of business consistent with past practice.

     (k) Certain Agreements and Arrangements. Modine will not, and will not permit any of the Modine Companies to, enter into any Contract that will limit or otherwise restrict, after the Effective Time, the Surviving Corporation or any of its Subsidiaries (including any that are Modine Companies), or any of their respective Affiliates or any successor thereto, from engaging or competing in any line of business in any geographic area, which agreements or arrangements, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the Surviving Corporation and its Subsidiaries following the Merger.

     (l) No Related Actions. Modine and Newco will not, and Modine will not permit any of the Modine Companies to, agree or commit to do any of the foregoing actions.

     (m) Newco Business. Prior to the Effective Time, Newco will not engage in any business other than the Aftermarket Business as currently conducted.

     6.3 Reports; SEC Reports; Interim Financial Information. (a) Between the
date of this Agreement and the Effective Time, and subject to Section 6.4, each of Modine (with respect to the Aftermarket Business) and Transpro will (a)
confer on a regular and frequent basis with the other and (b) report to the other (to the extent permitted by Law or any applicable confidentiality agreement) on operational and other business matters. Each of Modine and
Transpro will file all reports required to be filed

                                       53

by each of them with the SEC between the date of this Agreement and the
Effective Time and will notify the other parties of all such filings promptly after the same are filed.

          (b) Prior to the Closing, Modine will provide Transpro (i) within a reasonable period after it closes its books for each monthly (or other)
accounting period for the Aftermarket Business, with unaudited balance sheets and profit and loss statements for such period, and (ii) with unaudited balance sheets and profit and loss statements for the three-month period ending on the last day of Modine's fiscal quarter ending prior to the Closing Date, in each case as they relate solely to the Aftermarket Business. Such financial information will be in substantially the same format and prepared on substantially the same basis as the comparable portions of the Aftermarket
Audited Financial Statements, except that such information may exclude footnotes and will be subject to normal year-end adjustments in amounts that are immaterial in nature and amounts consistent with past experience.

          (c) Prior to the Closing, Transpro will provide Modine, within a reasonable period after it closes its books for each monthly (or other)
accounting period, with unaudited balance sheets and profit and loss statements for such period. Such financial information will be in substantially the same format and prepared on substantially the same basis as the comparable portions of Transpro's most recent audited financial statements, except that such information may exclude footnotes and are subject to normal audit adjustment. At a mutually agreed to time after the date of this Agreement but before the
Closing, Modine will be permitted to cause its accountants to perform the verification procedures described on Exhibit 6.3(c) in respect of the financial statements of the OEM Business that are described on Exhibit 6.3(c). All reasonable expenses incurred by Modine in connection with the verification by
Modine's accountants of the financial statements referred to in the immediately preceding sentence will be paid by Transpro.

          (d) Without limiting Section 6.3(b) or (c), at a mutually agreeable time prior to the Closing, Modine and Transpro will each deliver to the other supporting information in a form reasonably acceptable to the other party confirming financial summaries previously provided to such other party. Nothing in this Section 6.3 will limit Transpro's or Modine's rights or obligations under Section 2.6 or 10.5 of the OEM Acquisition Agreement or under Section 3.5 or 6.13.

     6.4 Control of Other Party's Business. Nothing contained in this Agreement or in any of the Ancillary Agreements will give Modine, directly or indirectly, the right to control or direct Transpro's operations prior to the Effective Time or the OEM Business prior to the OEM Closing. Nothing contained in this
Agreement or in any of the Ancillary Agreements will give Transpro, directly or indirectly, the right to control or direct Modine's operations or the
Aftermarket Business prior to the Effective Time. At all times relevant hereto, each of Modine and Transpro will exercise, consistent with the terms and conditions of this Agreement and the Ancillary Agreements, complete control and supervision over its respective operations.

                                       54

     6.5 Efforts to Close; Antitrust Clearance. (a) Each of Modine, Newco and
Transpro will use its reasonable best efforts to cause all of the conditions, as specified in Article VII, to the obligations of the other to consummate the
Transactions to be met as soon as practicable after the date of this Agreement.

          (b) Each of Modine, Newco and Transpro will comply fully with all applicable notification, reporting and other requirements under any Law or
Order. On January 5, 2005, each of Modine and Transpro filed the required notification pursuant to the HSR Act and, within 10 Business Days after the date of this Agreement, each of Modine and Transpro will file such other required notifications with the appropriate Governmental Entities, in each case pursuant to and in compliance with the respective Antitrust Laws. Modine and Transpro will as soon as practicable file any additional information reasonably requested by any Governmental Entity.

          (c) Each of Modine, Newco and Transpro will use its reasonable best efforts to obtain, as soon as practicable, the Authorizations and third party consents that may be or become necessary for the performance of its obligations under this Agreement, the Ancillary Agreements and the consummation of the
Transactions and will cooperate fully with each other in promptly seeking to obtain such Authorizations and third party consents, except that no such party hereto will be required to make any material expenditures in connection with its obligations under this subsection (c).

          (d) In furtherance and not in limitation of the covenants of the parties contained in this Section 6.5, if any objections are asserted with respect to the Transactions under any Antitrust Law or if any suit is instituted
(or threatened to be instituted) by any Governmental Entity or any other Person challenging any of the Transactions as violative of any Antitrust Law, each of
Modine, Newco and Transpro will use its reasonable best efforts to resolve such objections or challenges as such Governmental Entity or other Person may have to the Transactions. In connection with the foregoing, each of Modine, Newco and
Transpro will cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned, any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the
Transactions, including vigorously defending in litigation on the merits any claim asserted in any court by any party through a final and nonappealable judgment. In furtherance and not in limitation of the foregoing, each of Modine,
Newco and Transpro (and to the extent required by any Governmental Entity, its respective Subsidiaries and Affiliates over which it exercises control) will be required to pursue a reasonable resolution with any Governmental Entity and if acceptable to any Governmental Entity, enter into a settlement, undertaking, consent decree, stipulation or other agreement with such Governmental Entity regarding antitrust matters in connection with the Transactions (each a
"Settlement"). Notwithstanding anything else contained in this Agreement, none of Modine, Newco and Transpro will be required to enter into any Settlement that requires Modine, Newco or Transpro to sell or otherwise dispose of the
Aftermarket Assets or any assets of Transpro or its Subsidiaries (any such action, a "Divestiture") if such party's board of directors determines in good faith that such Divestiture would have

                                       55

a material adverse effect on the pro forma combined business of the Surviving
Corporation.

          (e) Immediately following the execution of this Agreement, Modine will adopt this Agreement as the sole stockholder of Newco.

          (f) Modine and Transpro may mutually agree in writing to modify the structure, sequence or timing of the Transactions at any time prior to receipt of the Transpro Stockholder Approval or at any time thereafter if, with appropriate disclosure and if required by applicable Law, any further approval thereof is obtained from the Transpro Stockholders, in each case, in order to ensure that (a) the Contribution and Spin Off are tax-free to Modine and the
Modine Shareholders under Sections 355 and 368 and related provisions of the
Code, (b) the Merger qualifies as a tax-free reorganization within the meaning of Section 368 and related provisions of the Code, and (c) the proposed accounting treatment for the Merger and the tax treatment to Transpro, Modine, the Transpro Stockholders or the Modine Shareholders remains as contemplated on the date hereof. Modine and Transpro agree to (i) consider in good faith the request of the other party to revise the structure, sequence or timing of the
Transactions contemplated in this Agreement and the Ancillary Agreements, in each case, that are necessary to satisfy clauses (a)-(c) of the immediately preceding sentence and (ii) upon mutual written agreement in respect of such request, take any action and make such other changes contemplated by such request.

     6.6 Confidentiality. (a) The parties acknowledge that in connection with this Agreement, the Ancillary Agreements and the Transactions, the parties have disclosed, and will disclose, to each other technical and business information which the parties consider proprietary and confidential. This information may include, by way of example and without limitation, new products, commercial plans, financial projections, technical or non-technical data, financial data, know-how, formulae, processes, patterns, strategies, compilations, programs, devices, methods, techniques, drawings, designs, sketches, photographs, plans, specifications, samples, reports, pricing information, lists of actual or potential customers and suppliers, studies, findings, inventions, ideas and trade secrets. Such information is herein referred to as the "Information." The parties agree that (i) after the Effective Time, Information relating to the
Aftermarket Business will be Information of the Surviving Corporation and Modine will be deemed to be the Receiving Party and Transpro will be deemed to be the
Disclosing Party of such Information for purposes of Section 6.6(b) and (ii)
after the OEM Closing, Information relating to the OEM Business will be information of G&O Manufacturing and Transpro will be deemed to be the Receiving
Party and Modine will be deemed to be the Disclosing Party of such Information for purposes of Section 6.6(b).

          (b) Each party receiving Information (the "Receiving Party")
recognizes and acknowledges (i) that Information of the other party may be commercially valuable proprietary products of such party, the design and development of which may have involved the expenditure of substantial amounts of money and the use of skilled development experts over a long period of time and which afford such party a commercial advantage over its competitors; (ii) that the loss of this competitive

                                       56

advantage due to unauthorized disclosure or use of Information of such party may cause great injury and harm to such party; and (iii) that the restrictions imposed upon the parties under this Section 6.6 are necessary to protect the secrecy of Information and to prevent the occurrence of such injury and harm.
Accordingly, the parties agree that:

               (i) Information disclosed to the Receiving Party will be received and held in confidence by the Receiving Party and such Receiving Party will not, without the prior written consent of the party from whom such
     Information was obtained (the "Disclosing Party"), disclose, divulge or permit any unauthorized person to obtain any Information disclosed by the
     Disclosing Party (whether or not such Information is in written or tangible form);

               (ii) the Receiving Party will take such steps as may be
     reasonably necessary to prevent the disclosure of Information to others;
     and

              (iii) the Receiving Party will use the Information only in connection with the Transactions unless otherwise authorized in writing by the Disclosing Party.

          (c) The commitments set forth above will not extend to any portion of
Information:

               (i) which is already known to the Receiving Party (other than by virtue of the Receiving Party having been the Disclosing Party of such
     Information prior to the OEM Closing or the Effective Time, as the case may
     be), or is information generally available to the public; or

               (ii) which, hereafter, through no act on the part of the
     Receiving Party, becomes generally available to the public; or

               (iii) which corresponds in substance to a disclosure furnished to the Receiving Party by any third party having a bona fide right to do so and not having any confidential obligation, direct or indirect, to the
     Disclosing Party with respect to the same; or

               (iv) which is required to be disclosed by Law, provided that the
     Receiving Party provides reasonable prior written notice of such required disclosure to the Disclosing Party.

          (d) The commitments set forth in this Section 6.6 will promptly and automatically terminate in their entirety on the third anniversary of the earlier of (i) the termination of this Agreement pursuant to Section 8.1 and
(ii) the date on which the last Ancillary Commercial Agreement terminates or expires by its terms (the "Confidentiality Expiration Date"). Upon execution of this Agreement, the parties' commitments in Section 2 of the Confidentiality
Agreement will terminate and be of no further force and effect.

                                       57

     6.7 Cooperation in Litigation. For a period of five years after the
Effective Time, Modine and the Surviving Corporation will, in the defense of any third-party Action relating to the Aftermarket Business, make available during normal business hours, but without unreasonably disrupting their respective businesses, all personnel and records of the Aftermarket Business reasonably necessary to permit the effective defense or investigation of such Action. If information other than that pertaining to the Aftermarket Business is contained in such records, Modine and the Surviving Corporation will either agree that such information may be omitted or redacted by the producing party or will enter into appropriate secrecy commitments to protect such information.

     6.8 Cooperation in Tax Matters. (a) Following the Effective Time, none of
Newco and its Affiliates (including the Surviving Corporation) will take any action, cause any action to be taken, fail to take any action or fail to cause any action to be taken, which action or failure to act would (i) prevent the
Merger from constituting a tax-free reorganization under Section 368(a) and related provisions of the Code or (ii) cause to be untrue any of the factual statements or representations made in the IRS Private Letter Ruling.

          (b) Following the Effective Time, Modine and Newco will make available to each other during normal business hours, but without unreasonably disrupting their respective businesses, all personnel and records of the Aftermarket
Business reasonably necessary in connection with: filing any Tax Return, amended return or claim for refund; determining a liability for Taxes or a right to refund for Taxes; or conducting an audit or other proceeding in respect of
Taxes.

     6.9 Cooperation of Third Parties. Where the cooperation of third parties such as insurers or trustees would be necessary in order for a party hereto to completely fulfill its obligations under this Agreement and the Ancillary
Agreements, such party hereto will use its reasonable best efforts to cause such third parties to provide such cooperation, except that no such party hereto will be required to make any material expenditure in connection with its obligations under this Section 6.9.

     6.10 Additional Documents. From time to time after the Effective Time,
Modine and Newco will, and will cause their officers, attorneys, accountants and other respective representatives and Affiliates over which they exercise control to, execute and deliver, without further consideration, such documents as may be reasonably necessary or advisable in connection with the consummation of the
Transactions.

     6.11 Access. (a) From the date hereof to the OEM Closing or the Effective
Time, as applicable, each of Modine and Transpro will allow all designated officers, attorneys, accountants and other representatives of Modine or
Transpro, as the case may be, access at reasonable times upon reasonable notice and in a manner as will not adversely impact the conduct of the business of
Modine or the Aftermarket Business or the business of Transpro or the OEM
Business, as the case may be, to the personnel, records, files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of the OEM Business and Transpro or the Aftermarket

                                       58

Business and Modine, as the case may be, including inspection of such properties, other than for purposes of environmental investigations, testing and due diligence, which will be governed exclusively by Section 6.11(b).

          (b) From the date hereof to the OEM Closing, Modine will have the right to conduct further reasonable environmental investigations, testing and due diligence ("Additional Environmental Diligence") with respect to Transpro's
Jackson, Mississippi facility (the "Jackson Facility"). From the date hereof to the Effective Time, Transpro will have the right to conduct reasonable
Additional Environmental Diligence with respect to Modine's Mill, Netherlands facility (the "Netherlands Facility"). Each of Transpro and Modine agrees to provide access to such facilities for such purpose at reasonable times upon reasonable notice (including as to the scope of the Additional Environmental
Diligence) and in a manner as will not adversely impact the conduct of the business of Modine, Transpro, the Aftermarket Business or the OEM Business, as
applicable. In conducting the Additional Environmental Diligence, Modine and
Transpro will be entitled to take split samples at the Jackson Facility and
Netherlands Facility, respectively; provided, however, that all sampling results taken in connection with the Additional Environmental Diligence must be provided to the other party hereto within five calendar days after the applicable party's receipt thereof. At the conclusion of the Additional Environmental Diligence,
Modine (with respect to the Jackson Facility) and Transpro (with respect to the
Netherlands Facility) will restore the surface of the applicable facility to substantially the same condition as before the performance of the Additional
Environmental Diligence. Such restoration will include, but not be limited to, proper abandonment of any monitoring wells installed in conducting the
Additional Environmental Diligence. Notwithstanding any other provision hereof, each of Modine and Transpro will be solely responsible for all out-of-pocket costs and expenses incurred in conducting their respective Additional
Environmental Diligence, and each of Transpro and Modine will be solely liable for any injuries or other losses suffered or incurred by or caused by the individuals conducting such Environmental Due Diligence on its behalf.

          (c) No investigation pursuant to this Section 6.11 will affect any representation or warranty given by any party hereunder, and, notwithstanding the provision of information or investigation by any party, no party will be deemed to make any representation or warranty except as expressly set forth in this Agreement. Notwithstanding the foregoing, no party will be required to provide any information which it reasonably believes it may not provide to the other party by reason of applicable Law, which such party reasonably believes constitutes information protected by attorney/client privilege or which it is required to keep confidential by reason of Contracts with third parties. The parties hereto will make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Each of Modine, Transpro and Newco agrees that it will not, and will cause its respective representatives not to, use any information obtained pursuant to this Section 6.11 for any purpose unrelated to the consummation of the Transactions. All information provided by a party to the other party hereunder will be subject to the confidentiality provisions of Section 6.6.

                                       59

     6.12 Public Announcements. Prior to the Effective Time, Modine, Newco and
Transpro will endeavor to consult with each other in good faith before issuing any press releases or otherwise making any public statements, and before and after the Effective Time Modine, Newco and Transpro will consult with each other before communicating with employees, customers, suppliers or other Persons, in either case with respect to this Agreement or the Transactions, and none of them will issue any such press release or make any such public statement or communication without the prior approval of the other, except as may be required by Law or by obligations pursuant to any listing agreement with any national securities market or exchange; provided, however, that each party will be entitled to make such disclosures as are necessary to obtain the Authorizations and third party consents required to be obtained pursuant to Section 6.5(c) or any Ancillary Agreement.

     6.13 Working Capital; Total Cash. (a) Prior to the 45th calendar day after the Closing (the "Verification Date"), Transpro and its representatives will have the right to verify the Deliverables and the Total Cash. If the Total Cash
was greater than $6.3 million (an "Overage"), then Transpro will pay to Modine the amount of the excess and if the Total Cash was less than $6.3 million (a
"Shortfall"), then Modine will pay to Transpro the amount of the deficiency, in each case as described in this Section 6.13. In the event Transpro determines that a Shortfall existed or that Modine breached Section 6.2(a), Transpro will notify (the "Shortfall/Damages Notice") Modine of the aggregate amount (the
"Shortfall/Damages Amount") of such Shortfall and Damages related to such breach. Furthermore, if prior to the Verification Date, Modine determines that an Overage existed, it will notify (the "Overage Notice") Transpro of the amount of such Overage.

          (b) If Modine disagrees with any item in the Shortfall/Damages Notice or Transpro disagrees with the Overage Notice, such party (the "Objecting
Party") may, within 15 calendar days after delivery of the Shortfall/Damages
Notice or the Overage Notice, as the case may be, deliver a notice to the other disagreeing with such item. Any such notice of disagreement will, to the extent reasonably practicable, specify in reasonable detail those items or amounts as to which there is disagreement, and will set forth in detail the Objecting
Party's calculation of those items or amounts, together with an explanation of the disagreement. Upon delivery of any such notice by Modine, Modine will be deemed to have agreed with (and the Independent Accountants described in Section
6.13(c), if any, will be deemed to be bound by) all other items and amounts contained in the Shortfall/Damages Notice that are not specifically the subject of disagreement in any notice of disagreement delivered by Modine as provided above.

          (c) If a notice of disagreement is delivered pursuant to Section
6.13(b), Modine and Transpro will, during the 10 calendar days following such delivery, use reasonable efforts to reach agreement on the disputed items or amounts. If Modine and Transpro are unable to reach such agreement during such period, they will promptly thereafter cause independent accountants of nationally recognized standing reasonably satisfactory to Modine and Transpro
(who do not have any material relationship with Modine, Transpro or any of their respective Affiliates) (the "Independent Accountants"), promptly to review this
Agreement and the disputed items or amounts in the

                                       60

Shortfall/Damages Notice and/or the Overage Notice for the purpose of calculating the Shortfall/Damages Amount and/or the Overage, as applicable. In making such calculation, such Independent Accountants will consider only those items or amounts as to which an Objecting Party has delivered a notice of disagreement. Such Independent Accountants will deliver to Modine and Transpro, as promptly as practicable, a report that sets forth the Independent
Accountants' calculation of the Shortfall/Damages Amount and/or the Overage, as
applicable. Such report and the calculations set forth therein will be final and binding upon Modine and Transpro and their respective Affiliates and will not be subject to challenge by any of the foregoing in a court of law or otherwise. The cost of such review and report will be borne by Transpro if the difference between the Final Section 6.13 Amount and Transpro's net calculation of the
Shortfall/Damages Amount and Overage is greater than the difference between the
Final Section 6.13 Amount and Modine's net calculation of the Shortfall/Damages
Amount and Overage, by Modine if the first such difference is less than the second such difference and otherwise equally by Modine and Transpro.

          (d) Modine and Transpro will, and will cause their respective independent accountants to, cooperate and assist in the verification and reviews referred to in this Section, including making available all necessary books, records, work papers and personnel.

          (e) "Final Section 6.13 Amount" means the net of the Shortfall/Damages
Amount as shown in the Shortfall/Damages Notice and the Overage as shown in the
Overage Notice, each delivered pursuant to Section 6.13(a), if no notice of disagreement with respect to either is duly delivered pursuant to Section
6.13(b), or if a notice of disagreement is duly delivered, as agreed by Modine and Transpro pursuant to Section 6.13(c) or, in the absence of such agreement, as shown in the Independent Accountants' calculation delivered pursuant to
Section 6.13(c).

          (f) Payment of the Final Section 6.13 Amount, if any, will be made at a mutually convenient time and place within 10 calendar days after the Final
Section 6.13 Amount has been determined, by delivery of such payment by Modine or Transpro, as the case may be, by (i) wire transfer in immediately available funds to be credited to such account as may be designated by Transpro, if such payment is required to be made by Modine or (ii) assumption by Transpro, and the immediate repayment, of the repayment obligation (but only the repayment obligation) with respect to outstanding indebtedness of Modine pursuant to the
Line of Credit in an amount equal to the Final Section 6.13 Amount, if such payment is required to be made by Transpro. The Final Section 6.13 Amount will bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the rate of interest publicly announced by
Citibank, N.A., from time to time, in The City of New York, as such bank's base rate. Such interest will be payable at the same time as the payment to which it relates and will be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

     6.14 Restrictions on Solicitation. (a) Notwithstanding any other provision of this Agreement, and except as Modine, Newco and Transpro otherwise agree in writing,

                                       61

Transpro will not (and Transpro will cause its controlled Affiliates not to), for a period of five years after the date of this Agreement, solicit (other than by means of a general advertisement not directed to such employees) or otherwise induce any employees of Modine or any of its Subsidiaries (other than
Aftermarket Employees as of the Effective Time but including employees of G&O
Manufacturing following the OEM Closing) to enter into any type of employment or consulting arrangement or agreement. Transpro acknowledges that (i) this provision is reasonable, (ii) Modine would not enter into this Agreement without
Transpro agreeing to and complying with this Section 6.14(a), (iii) Modine and its Subsidiaries would suffer irreparable harm upon Transpro's violation of this provision and (iv) Modine and its Subsidiaries will be entitled to obtain a temporary restraining order and/or injunction upon breach of this provision.

          (b) Notwithstanding any other provision of this Agreement, and except as Modine, Newco and Transpro agree otherwise in writing, Modine will not (and
Modine will cause its controlled Affiliates not to), for a period of five years from the date of this Agreement, solicit (other than by means of a general advertisement not directed to such employees) or otherwise induce any employees of the Surviving Corporation or any of its Subsidiaries to enter into any type of employment or consulting arrangement or agreement, other than as described in the OEM Acquisition Agreement. Modine acknowledges that (i) this provision is reasonable, (ii) Transpro would not enter into this Agreement without Modine agreeing to and complying with this Section 6.14(b), (iii) the Surviving
Corporation and its Subsidiaries would suffer irreparable harm upon Modine's violation of this provision and (iv) the Surviving Corporation and its
Subsidiaries will be entitled to obtain a temporary restraining order and/or injunction upon Modine's breach of this provision.

     6.15 Transpro Stockholders Meeting. Transpro will call and hold a meeting of the Transpro Stockholders (the "Transpro Stockholders Meeting") as promptly as practicable after the Form S-4 has become effective for the purpose of obtaining the Transpro Stockholder Approval.

     6.16 Preparation of Proxy Statement; Form S-4. (a) As promptly as reasonably practicable after the execution of this Agreement, Transpro and
Modine will prepare, and Transpro will file with the SEC, the Proxy Statement and the Form S-4 in connection with the registration under the Securities Act of the shares of Surviving Corporation Common Stock to be issued to the Newco
Shareholders pursuant to the Merger. The parties hereto will use their reasonable best efforts to cause the Form S-4 to become effective as promptly as practicable, and, prior to the effective date of the Form S-4, take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of Surviving Corporation Common Stock in the Merger. The parties hereto will furnish all information concerning themselves and the holders of their capital stock as required in connection with such actions and the preparation of the Form S-4 and the Proxy Statement. As promptly as practicable after the Form S-4 has become effective, Transpro will mail the Proxy Statement to the Transpro Stockholders and Modine will mail the
Proxy Statement to the Modine Shareholders. The Proxy Statement will include the
Transpro Board Recommendation.

                                       62

          (b) No amendment or supplement to the Proxy Statement or the Form S-4 will be made without the consent of the parties hereto (which consent will not be unreasonably withheld or delayed). The parties hereto will advise each other, promptly after any of them receives notice thereof, of the time which the Form
S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Surviving
Corporation Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy
Statement or the Form S-4 or comments thereon and responses thereon or requests by the SEC for additional information.

          (c) Transpro will provide Modine and Newco with the information concerning itself and its Affiliates, including financial statements and other financial information, in the form required to be included in the Form S-4 and the Proxy Statement (including by reason of any SEC comments thereto or subsequent requests thereon). If at any time prior to the Effective Time any information relating to Transpro or any of its respective Affiliates, officers or directors, should be discovered by Transpro which should be set forth in an amendment or supplement to the Form S-4 or the Proxy Statement so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Transpro will promptly notify Modine and Newco and, to the extent required by applicable Laws, an appropriate amendment or supplement describing such information will be promptly filed with the SEC and disseminated to the Transpro Stockholders and
Modine Shareholders.

          (d) Modine and Newco will provide Transpro with the information concerning the Aftermarket Business, including financial statements and other financial information, in the form required to be included in the Form S-4 and the Proxy Statement (including by reason of any SEC comments thereto or subsequent requests thereon). If at any time prior to the Effective Time, any event or circumstance relating to the Aftermarket Business or Modine or their respective officers or directors, should be discovered by Modine and such information should be set forth in an amendment or supplement to the Form S-4 or
Proxy Statement so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Modine and Newco will promptly notify Transpro and, to the extent required by applicable Laws, an appropriate amendment or supplement describing such information will be promptly filed with the SEC and disseminated to the Transpro Stockholders and Modine Shareholders.

          (e) All documents that any of Modine, Newco and Transpro is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material aspects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

                                       63

     6.17 Board Recommendation. Transpro's board of directors has made the
Transpro Board Recommendation and will, as promptly as practicable, cause
Transpro to take all lawful action to solicit the Transpro Stockholder Approval.
Subject to Section 6.18(i), neither the board of directors of Transpro nor any committee thereof will withdraw or modify, or propose to withdraw or modify, in a manner adverse to Modine, the Transpro Board Recommendation.

     6.18 No Solicitation. (a) Transpro and Modine will immediately cease, terminate and discontinue any discussions or negotiations with any Person conducted before the date of this Agreement with respect to any Transpro
Competing Transaction and Modine Competing Transaction, respectively, and, without limitation, will promptly, following the execution of this Agreement, request the return of all confidential information provided by Transpro or
Modine to all Persons who have had such discussions or negotiations or who have entered into confidentiality agreements with Transpro or Modine pertaining to a
Transpro Competing Transaction or Modine Competing Transaction, as the case may
be.

          (b) Prior to the Effective Time, Transpro will not, and will cause its respective Affiliates and representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, or provide any non-public information to, any Person (other than
Modine and its representatives) relating to any merger, consolidation, share exchange, business combination or other transaction or series of transactions involving Transpro that is conditioned on the termination of this Agreement or could reasonably be expected to preclude or materially delay the completion of the Merger (a "Transpro Competing Transaction").

          (c) Prior to the Effective Time, Modine will not, and will cause its respective Subsidiaries and representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, or provide any non-public information to, any Person (other than
Transpro and its representatives) relating to any merger, consolidation, share exchange, business combination or other transaction or series of transactions involving Modine or the Aftermarket Business that is conditioned on the termination of this Agreement or could reasonably be expected to preclude or materially delay the completion of the Merger (a "Modine Competing
Transaction").

          (d) Each of Modine and Transpro will promptly (and in any event within two calendar days) notify the other of its or any of its officers', directors'
or representatives' receipt of any inquiry or proposal relating to, respectively, a Modine Competing Transaction or a Transpro Competing
Transaction, including the identity of the Person submitting such inquiry or proposal and the terms thereof.

          (e) Notwithstanding anything in this Agreement to the contrary,
Transpro or its board of directors will be permitted to engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written offer regarding a Transpro
Competing Transaction by any such Person (which has not been withdrawn), if and only to the extent that: (i) the

                                       64

Transpro Stockholder Approval has not been given; (ii) Transpro has received an unsolicited bona fide written offer regarding a Transpro Competing Transaction from a third party (which has not been withdrawn) and its board of directors has determined that there is a reasonable likelihood that such Transpro Competing
Transaction would constitute a Superior Transpro Proposal; (iii) its board of directors, after consultation with its outside counsel, determines in good faith that such action is required by its fiduciary duties; (iv) prior to providing any information or data to any Person in connection with a Transpro Competing
Transaction by any such Person, it receives from such Person an executed confidentiality agreement containing terms Transpro determines to be substantially the same as the Confidentiality Agreement (but permitting the disclosures to Modine described in this Section 6.18(e) to be made to Modine);
and (v) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, it complies with Section
6.18(d). Transpro will endeavor in good faith to keep Modine informed promptly of the status and terms of any such proposal or offer and the status and terms of any such discussions or negotiations and will promptly provide Modine with any such written proposal or offer. Transpro will use its reasonable best efforts to promptly inform its directors, officers, key employees, agents and representatives of the obligations undertaken by Transpro in this Section 6.18.
Nothing in this Section 6.18(e) (x) permits Transpro to terminate this Agreement
(except as specifically provided in Article VIII) or (y) affects any other obligation of Transpro or Modine under this Agreement.

          (f) For purposes of this Agreement, "Superior Transpro Proposal" means a bona fide written offer regarding a Transpro Competing Transaction made by a
Person other than a party hereto or its Affiliates which is on terms which the board of directors of Transpro concludes, following receipt of the advice of its financial advisors, would, if consummated, result in a transaction that is more favorable to its stockholders than the Transactions.

          (g) Notwithstanding anything in this Agreement to the contrary, Modine or its board of directors will be permitted to engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written offer regarding a Modine Competing Transaction by any such Person (which has not been withdrawn), if and only to the extent that:
(i) Modine has received an unsolicited bona fide written offer regarding a
Modine Competing Transaction from a third party (which has not been withdrawn)
and its board of directors has determined that there is a reasonable likelihood that such Modine Competing Transaction would constitute a Superior Modine
Proposal; (ii) its board of directors, after consultation with its outside counsel, determines in good faith that such action is required by its fiduciary duties; (iii) prior to providing any information or data to any Person in connection with a Modine Competing Transaction by any such Person, it receives from such Person an executed confidentiality agreement containing terms Modine determines to be substantially the same as the Confidentiality Agreement (but permitting the disclosures to Transpro described in this Section 6.18(g) to be made to Transpro); and (iv) prior to providing any information or data to any
Person or entering into discussions or negotiations with any Person, it complies with Section 6.18(d). Modine will endeavor in good faith to keep Transpro informed promptly of the status and terms of any such

                                       65

proposal or offer and the status and terms of any such discussions or negotiations and will promptly provide Transpro with any such written proposal or offer. Modine will use its reasonable best efforts to promptly inform its directors, officers, key employees, agents and representatives of the obligations undertaken by Modine in this Section 6.18. Nothing in this Section
6.18(g) (x) permits Modine to terminate this Agreement (except as specifically provided in Article VIII) or (y) affects any other obligation of Transpro or
Modine under this Agreement.

          (h) For purposes of this Agreement, "Superior Modine Proposal" means a bona fide written offer regarding a Modine Competing Transaction made by a
Person other than a party hereto or its Affiliates which is on terms which the board of directors of Modine concludes, following receipt of the advice of its financial advisors, would, if consummated, result in a transaction that is more favorable to its stockholders than the Transactions.

          (i) No provision of this Agreement (including Section 6.17) will be deemed to prohibit (i) Transpro from publicly disclosing any information which its board of directors determines, after consultation with counsel, is required to be disclosed by Law, whether pursuant to the federal securities laws, state law fiduciary requirements or otherwise, or (ii) the Transpro board of directors from changing its recommendation in respect of the Merger if it determines, after consultation with counsel, that such action is required by its fiduciary duties; provided, however, that nothing in the preceding clause (ii) will relieve Transpro of its obligations under Section 6.15.

     6.19 Notification of Certain Matters. Each of Modine and Transpro will give prompt written notice to the other of (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, (b) any Action commenced or threatened in writing against, relating to or involving or otherwise affecting it or any of its Subsidiaries that relates to the consummation of the Transactions and (c)
any change that would reasonably be expected to have, individually or in the aggregate, an Aftermarket Material Adverse Effect or would reasonably be expected to have, individually or in the aggregate, a Transpro Material Adverse
Effect, as the case may be.

     6.20 Listing. Transpro, Newco and Modine will use their reasonable best efforts to cause the shares of Surviving Corporation Common Stock to be issued in connection with the Merger to be listed on the American Stock Exchange as of the Effective Time, subject to official notice of issuance.

     6.21 Affiliates. Not less than 45 calendar days prior to the Effective
Time, Modine will deliver to Transpro a list of names and addresses of each person who, in Modine's reasonable judgment, may be deemed at the time this
Agreement is submitted for approval by Modine as the sole stockholder of Newco to be an affiliate (within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act) of Newco. Modine will provide Transpro such information and documents as Transpro reasonably requests for purposes of reviewing such list. Modine will use its reasonable best efforts to deliver or cause to be delivered to Transpro, not later than 30 calendar

                                       66

days prior to the Effective Time, an affiliate letter in the form attached hereto as Exhibit 6.21, executed by each of the affiliates identified in the foregoing list. The Surviving Corporation will be entitled to place legends as specified in such affiliate letters on the certificates evidencing any shares of
Surviving Corporation Common Stock to be received by such affiliates in the
Merger, and to issue appropriate stop transfer instructions to the transfer agent for Surviving Corporation Common Stock consistent with the terms of such letters.

     6.22 Consummation of the Spin Off and the OEM Stock Sale. Modine will use its best efforts to consummate the Spin Off on the Closing Date. Modine and
Transpro will use their best efforts to consummate the OEM Stock Sale on or prior to the Closing Date.

     6.23 Covenant Not to Compete. (a) For a period of five years after the
Closing Date, neither Modine nor any of its controlled Affiliates will, without the prior consent of the Surviving Corporation, directly or indirectly, engage in the Restricted Business anywhere in the Territory; provided, however, that the foregoing will not restrict Modine or any of its controlled Affiliates from:

               (i) becoming an owner of less than 5% of the outstanding stock of any publicly traded corporation that engages in the Restricted Business;

               (ii) continuing its current, non-controlling investment in
     Radiadores Visconde Ltda. ("RVL");

               (iii) acquiring and operating a Person engaged in the Restricted
     Business provided that, other than as to the acquisition by Modine or one of its controlled Affiliates of a controlling interest in RVL, at the time of such acquisition the annual revenue attributable to such Restricted
     Business does not exceed (i) 30% of the consolidated revenue of the acquired entity for its last completed fiscal year or (ii) $50 million for its last completed fiscal year (such acquired entity, an "Exempt Restricted
     Person");

               (iv) upon acquiring a controlling interest in RVL, engaging in and expanding the Restricted Business as to those customers of RVL that are customers of RVL at the time Modine or its controlled Affiliate acquires a controlling interest in RVL and as to the product lines sold to such customers at such time, in each case, that are identified on a schedule to be provided by Modine to Transpro within 15 calendar days following
     Modine's acquisition of such controlling interest; provided, however, that the aggregate annual sales by RVL into North America to all of such customers does not exceed $20.5 million (the "RVL Cap");

               (v) acquiring and operating a Restricted Business that was the subject of an Offer with respect to which the Surviving Corporation failed to exercise its rights, as set forth in Section 6.23(b);

                                       67

               (vi) designing, manufacturing, marketing, packaging and
     distributing thermal management products and systems to be supplied as service parts to original equipment manufacturers for any purpose, but only to the extent that (A) Modine supplied to such original equipment manufacturers the original parts that such service parts are replacing or
     (B) any such original equipment manufacturer independently requests or requires Modine to supply such service parts and such request or requirement is not the result of Modine directly or indirectly soliciting such a request or requirement; or

               (vii) engaging in the Restricted Business after the fifth
     anniversary of the Closing Date.

Notwithstanding anything to the contrary in this Agreement, Modine and its controlled Affiliates will not use the Licensed Marks or the name "Modine" (or any derivative thereof) in connection with any activities permitted by clauses
(i) through (v) or clause (vii) of this Section 6.23(a) until the second anniversary of the termination or expiration of the Aftermarket License
Agreement. For purposes hereof, "Restricted Business" means the design, manufacturing, marketing, packaging and distributing of thermal management products and systems to be supplied as replacement parts through the vehicular, off-highway and industrial aftermarkets. The parties agree that the covenants included in this Section 6.23 are, taken as a whole, reasonable in their geographic and temporal coverage and no party will raise any issue of geographic or temporal reasonableness in any proceeding to enforce such covenants. Modine acknowledges and agrees that in the event of a breach by Modine or any of its controlled Affiliates of the provisions of this Section 6.23, monetary damages will not constitute a sufficient remedy. Consequently, in the event of any such breach, Transpro may, in addition to any other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief or other relief in order to enforce or prevent any violation of the provisions hereof.

          (b) Without limiting the generality of Section 6.23(a), if, during the period specified in Section 6.23(a), Modine directly or indirectly consummates any acquisition (by merger, consolidation, stock purchase or otherwise) of any
Person other than RVL, or of all or substantially all of the assets of any such
Person, that is engaged in the Restricted Business and is not an Exempt
Restricted Person, then Modine will offer in writing (the "Offer") to sell all of its interests in such Person, or, if applicable, all of the assets of such
Person, to the Surviving Corporation on terms and conditions that are no less favorable to the Surviving Corporation than the terms pursuant to which Modine consummated such acquisition. Modine will deliver the Offer to the Surviving
Corporation promptly after Modine consummates such acquisition. At any time within the 90 calendar day period immediately following the receipt of the
Offer, the Surviving Corporation may elect, by written notice to Modine, to purchase all of the interests or assets referred to above on the terms and conditions set forth in the Offer. Should the Surviving Corporation elect not to exercise its rights under this clause (b), the Surviving Corporation will provide written notice of such decision to Modine no later than the 90th calendar day following receipt of the Offer. In the event the Surviving
Corporation fails to provide written notice by the 90th calendar day following receipt of the Offer, such 90th

                                       68

calendar day following receipt of the Offer will be deemed the date that Modine received written notice from the Surviving Corporation that it decided not to exercise its rights under this clause (b). If the Surviving Corporation elects to exercise its rights pursuant to this Section 6.23(b), then the closing of the sale and purchase contemplated by the Offer will be held at the offices of the
Surviving Corporation on a date and at a time chosen by agreement of the
Surviving Corporation and Modine, but in any event no later than the 90th calendar day after delivery of the Offer.

          (c) In the event that Transpro reasonably determines in good faith that there is a substantial probability that Modine has breached Section
6.23(a)(iv), Transpro may request in writing that Modine indicate whether there has been such a breach, and Modine will, within 15 calendar days after its receipt of such request, deliver to Transpro a written certification as to whether such a breach has occurred, including reasonable substantiating documentation.

     6.24 Standstill. (a) As of the date of this Agreement, except as previously disclosed to Transpro in writing, none of Modine or any of its Subsidiaries beneficially owns any Transpro Common Stock or any options or other rights to acquire any such securities (collectively, "Transpro Voting Securities"). From the date of this Agreement until the Effective Time, Modine will not, and will cause its Subsidiaries not to: (i) propose or publicly announce or otherwise disclose an intent to propose (x) any form of business combination, acquisition or other transaction relating to Transpro, (y) any form of restructuring, recapitalization or similar transaction with respect to Transpro, or (z) any demand, request or proposal to amend, waive or terminate any provision of this
Section 6.24(a); (ii) acquire, or offer, propose or agree to acquire, by purchase or otherwise, any Transpro Voting Securities; (iii) make, propose or in any way participate in, any solicitation of proxies with respect to any such
Transpro Voting Securities (including by the execution of action by written consent), become a participant in any election contest with respect to Transpro, seek to influence any Person with respect to any such Transpro Voting Securities or demand a copy of the list of stockholders of Transpro or other books and records of Transpro (except as permitted by Section 6.11); (iv) participate in, propose or encourage the formation of any partnership, syndicate or other group which owns or seeks or offers to acquire beneficial ownership of any such
Transpro Voting Securities or which seeks to effect control of Transpro or has the purpose of circumventing any provision of this Section 6.24(a); (v)
otherwise act, alone or in concert with others (including by providing financing for another Person), to seek or to offer to control or influence, in any manner, the management, board of directors, or policies of Transpro; or (vi) make any proposal or other communication designed to compel another party to make a public announcement thereof in respect of any matter referred to in this Section
6.24(a).

          (b) For a period of five years after the date of this Agreement (the
"Standstill Period"), except within the terms of a specific written request from
Transpro and except as otherwise provided in this Agreement, Modine will not, and will cause its Subsidiaries not to: (i) propose or publicly announce or otherwise disclose an intent to propose (x) any form of business combination, acquisition or other transaction relating to Newco or the Surviving Corporation,
(y) any form of restructuring, recapitalization or

                                       69

similar transaction with respect to Newco or the Surviving Corporation, or (z)
any demand, request or proposal to amend, waive or terminate any provision of this Section 6.24(b); (ii) acquire, or offer, propose or agree to acquire, by purchase or otherwise, any voting securities of Newco or the Surviving
Corporation ("Surviving Corporation Securities"); (iii) make, propose or in any way participate in, any solicitation of proxies with respect to any such
Surviving Corporation Securities (including by the execution of action by written consent), become a participant in any election contest with respect to
Newco or the Surviving Corporation, seek to influence any Person with respect to any such Surviving Corporation Securities or demand a copy of the list of stockholders of Newco or the Surviving Corporation or other books and records of
Newco or the Surviving Corporation; (iv) participate in, propose or encourage the formation of any partnership, syndicate or other group which owns or seeks or offers to acquire beneficial ownership of any such Surviving Corporation
Securities or which seeks to effect control of the other party or has the purpose of circumventing any provision of this Section 6.24(b); (v) otherwise act, alone or in concert with others (including by providing financing for another Person), to seek or to offer to control or influence, in any manner, the management, board of directors, or policies of Newco or the Surviving
Corporation; or (vi) make any proposal or other communication designed to compel another party to make a public announcement thereof in respect of any matter referred to in this Section 6.24(b).

          (c) As of the date of this Agreement, except as previously disclosed to Modine in writing, none of Transpro or any of its Subsidiaries beneficially owns any Modine Common Stock or any options or other rights to acquire any such securities (collectively, "Modine Voting Securities"). During the Standstill
Period, except within the terms of a specific written request from Modine and except as otherwise provided in this Agreement, Transpro will not, and will cause its Subsidiaries not to: (i) propose or publicly announce or otherwise disclose an intent to propose (x) any form of business combination, acquisition or other transaction relating to Modine, (y) any form of restructuring, recapitalization or similar transaction with respect to Modine, or (z) any demand, request or proposal to amend, waive or terminate any provision of this
Section 6.24(c); (ii) acquire, or offer, propose or agree to acquire, by purchase or otherwise, any Modine Voting Securities; (iii) make, propose or in any way participate in, any solicitation of proxies with respect to any such
Modine Voting Securities (including by the execution of action by written consent), become a participant in any election contest with respect to Modine, seek to influence any Person with respect to any such Modine Voting Securities or demand a copy of the list of stockholders of Modine or other books and records of Modine; (iv) participate in, propose or encourage the formation of any partnership, syndicate or other group which owns or seeks or offers to acquire beneficial ownership of any such Modine Voting Securities or which seeks to effect control of Modine or has the purpose of circumventing any provision of this Section 6.24(c); (v) otherwise act, alone or in concert with others
(including by providing financing for another Person), to seek or to offer to control or influence, in any manner, the management, board of directors, or policies of Modine; or (vi) make any proposal or other communication designed to compel another party to make a public announcement thereof in respect of any matter referred to in this Section 6.24(c).

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          (d) The parties hereby agree that, upon execution of this Agreement, their commitments in Section 5 of the Confidentiality Agreement will terminate and be of no further force or effect.

     6.25 Fees and Expenses. (a) Except as otherwise provided in this Agreement or any Ancillary Agreement, if the Merger is not consummated, (i) Transpro will bear all of the Expenses of Transpro and its Affiliates, (ii) Modine will bear all of the Expenses of Modine and its Affiliates, and (iii) each of Transpro and
Modine will be responsible for one-half of all Basic Deal Costs. The parties will settle the payment of Basic Deal Costs as described in the preceding sentence within 15 calendar days following the termination of this Agreement, based upon certified accountings prepared and delivered by Modine to Transpro and by Transpro to Modine, in each case itemizing Basic Deal Costs paid by
Modine and Transpro, as the case may be, and their respective Affiliates and accompanied by reasonable substantiating documentation.

          (b) If the Merger is consummated, each of Transpro and Modine will be responsible for one-half of all Basic Deal Costs as set forth in this Section
6.25(b). At the Closing, each of Transpro and Modine will deliver to the other a certified accounting of all Basic Deal Costs paid by such party and its
Affiliates prior to the Closing (which, in the case of Modine, will include
Newco), and a good faith estimate of Basic Deal Costs to be paid by such party and its Affiliates following the Closing (which, in the case of Transpro, will include Newco), in each case accompanied by reasonable substantiating documentation. If the Basic Deal Costs of Transpro and its Affiliates exceed the
Basic Deal Costs of Modine and its Affiliates, then one-half of the excess will be paid by Modine to Transpro, first by offset to Newco's assumption of certain repayment obligations under the Line of Credit as described in Section 6.25(c)
and the remainder, if any, within 15 calendar days following the delivery of both such certified accountings. If the Basic Deal Costs of Modine and its
Affiliates exceed the Basic Deal Costs of Transpro and its Affiliates, then one-half of the excess will be paid by Transpro to Modine by Newco's assumption of the Line of Credit as described below.

          (c) If the Merger is consummated, each of Transpro and Modine will deliver to the other a certified accounting of all Expenses paid by such party and its Affiliates prior to Closing (which, in the case of Modine, will include
Newco and, in the case of Transpro, will exclude all Expenses paid to Modine's accountants in respect of the verification procedures contemplated in Section
6.3(c)), and a good faith estimate of Expenses to be paid by such party and its
Affiliates following the Closing (which, in the case of Transpro, will include
Newco), in each case accompanied by reasonable substantiating documentation.
Concurrently with the Closing, Newco will assume from Modine and immediately pay the repayment obligation (but only the repayment obligation) with respect to outstanding indebtedness of Modine pursuant to its Amended and Restated Credit
Agreement dated as of October 27, 2004, as amended, among Modine, Bank One, NA, as Agent, and the Lenders named therein, as the same may be amended from time to time and including any credit facility in replacement thereof or substitution therefor (the "Line of Credit"), in an amount equal to the lesser of Transpro's
Expenses or Modine's Expenses, either (i) reduced (but not below zero) by the amount owed by Modine pursuant to Section 6.25(b) or (ii) increased by the amount owed by

                                       71

Transpro to Modine pursuant to Section 6.25(b). Notwithstanding the foregoing and for the avoidance of doubt, for purposes of this Section 6.25(c), Expenses will not include any out-of-pocket costs or expenses relating to Additional
Environmental Diligence conducted by Modine or Transpro, the responsibility for which is provided for in Section 6.11(b).

          (d) Except for the repayment obligations set forth in Section 6.25(c), nothing in this Agreement will impose any duties, obligations or liabilities on
Newco or Transpro or any of their Affiliates (other than, in the case of Newco prior to the Closing, Modine) in respect of the Line of Credit.

          (e) Prior to Closing, Modine will cause Newco to take all actions necessary to relocate all of the Aftermarket Assets that are located at Modine's
Racine, Wisconsin facility on the date of this Agreement to another Racine,
Wisconsin location mutually acceptable to Modine and Transpro, all costs of which will be paid by Newco prior to Closing and will not be considered to be
Expenses for purposes of this Agreement except for any pre-Closing rental costs paid by Newco in respect of such new location.

     6.26 Section 16 Matters. Prior to the Effective Time, each of Modine and
Transpro will take all such steps as may be required to cause any dispositions of Modine Common Stock or derivative securities or acquisitions of Surviving
Corporation Common Stock (including derivative securities with respect to
Surviving Corporation Common Stock) resulting from the Transactions by each individual who is or will be subject to the reporting requirements of Section
16(a) of the Exchange Act with respect to Modine or the Surviving Corporation to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with applicable SEC rules and regulations and interpretations of the SEC staff. The parties acknowledge that all such acquisitions and dispositions are compensatory in nature.

     6.27 Takeover Statutes. If any "fair price," "moratorium," "control share acquisition" or other form of anti-takeover statute or regulation becomes applicable to the Transactions, each of Transpro, Modine and Newco and their respective Boards of Directors will use all reasonable efforts to grant such approvals and take such actions as are reasonably necessary so that the
Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.

     6.28 Accountant's Letters. Each of Modine and Transpro will use reasonable best efforts to cause to be delivered to the other two letters from their respective independent accountants, one dated as of the date the Form S-4 is declared effective and one dated as of the Closing Date, each addressed to the other, in form and substance reasonably satisfactory to the other and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

                                       72

     6.29 Intercompany Accounts. As of the Closing Date, all Intercompany
Accounts (other than pursuant to this Agreement or any Ancillary Agreement) will be canceled without any payment of funds. In addition, except as otherwise expressly contemplated by this Agreement and the Ancillary Agreements, all agreements and commitments, whether written or otherwise, that are solely between Newco or any Subsidiary of Newco, on the one hand, and the Contributors or any of their controlled Affiliates, on the other hand, will be terminated and of no further effect simultaneously with the Closing and without any further action or liability on the part of the parties hereto or their controlled
Affiliates.

     6.30 Indemnification for Securities Law Matters. (a) Indemnification. Each
of Modine and Transpro will indemnify and hold harmless the other from and against all losses, claims, damages, liabilities, costs (including without limitation the costs of investigation and attorneys' fees) and expenses
("Losses") arising out of or relating to a breach by such party of the representations and warranties made by such party in Section 4.4 or 5.4, respectively.

          (b) Conduct of Indemnification Proceedings. If any person becomes entitled to indemnity under this Section 6.30 or Section 3.4 (an "indemnified party"), such indemnified party will give prompt notice to the party from which such indemnity is sought (the "indemnifying party") of any claim or of the commencement of any action or proceeding with respect to which such indemnified party seeks indemnification or contribution pursuant hereto; provided, however, that the failure to so notify the indemnifying party will not relieve the indemnifying party from any obligation or liability except to the extent that the indemnifying party has been prejudiced materially by such failure. The indemnifying party will be entitled to participate in and, to the extent the indemnifying party elects by notice to the indemnified party within 30 days after receipt by the indemnifying party of notice of such action or proceeding, to assume the defense of any action or proceeding, at the indemnifying party's own expense, with counsel chosen by it which counsel will be reasonably satisfactory to the indemnified party. Notwithstanding the assumption by the indemnifying party of the defense of any such action or proceeding, the indemnified party will have the right to participate in the investigation and defense thereof, with separate counsel chosen by the indemnified party, but in such event the fees and expenses of the indemnified party (above those which would otherwise have been incurred) and such separate counsel will be paid by the indemnified party. The indemnifying party will not consent to entry of any judgment or enter into any settlement or otherwise seek to terminate any action or proceeding in which any indemnified party is or could be a party and as to which indemnification or contribution could be sought by such indemnified party under this Section 6.30 or Section 3.4, unless such judgment, settlement or other termination includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release, in form and substance reasonably satisfactory to the indemnified party, from all liability in respect of such claim or litigation for which such indemnified party would be entitled to indemnification hereunder.

          (c) Contribution. If the indemnification provided for in this Section
6.30 is unavailable to an indemnified party under Section 6.30(a) hereof in respect of any

                                       73

Losses or is insufficient to hold such indemnified party harmless, then the indemnifying party, in lieu of indemnifying such indemnified party will contribute to the amount paid or payable by such indemnified party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the indemnifying party and such indemnified party in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such indemnifying party and such indemnified party will be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or related to information supplied by, such indemnifying party or indemnified party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any Losses will be deemed to include any legal or other fees or expenses incurred by such party in connection with any action or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 6.30(c) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in this Section 6.30(c). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the
Securities Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

                         VII. CONDITIONS TO THE MERGER

     7.1 Conditions to the Merger. The respective obligation of Modine, Newco and Transpro to effect the Merger is subject to the satisfaction or waiver of the following conditions:

     (a) the Transpro Stockholder Approval shall have been obtained at the
Transpro Stockholders Meeting, separately, if required under applicable Law, with respect to this Agreement and the amendments to the Certificate of
Incorporation;

     (b) no preliminary or permanent injunction or other order shall have been issued that would make unlawful the consummation of the Transactions, and consummation of the Transactions shall not be prohibited or made illegal by any
Law;

     (c) the Surviving Corporation Common Stock to be issued in the Merger shall have been authorized for listing on the American Stock Exchange, subject to official notice of issuance;

     (d) the Form S-4 shall have become effective in accordance with the
Securities Act, no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC and not concluded or withdrawn and all state securities

                                       74

or blue sky authorizations necessary to carry out the Transactions shall have been obtained and be in effect;

     (e) all applicable waiting periods under the HSR Act shall have terminated or expired;

     (f) all other Authorizations of or filings with any Governmental Entity required in connection with the consummation of the Transactions shall have been made or obtained, except where the failure to make or obtain such Authorizations or filings would not, individually or in the aggregate, have a material adverse effect on the Aftermarket Business and Transpro, taken as a whole, or on Modine and its Subsidiaries, taken as a whole;

     (g) if required, Transpro and Modine shall have received in respect of the
Merger and any matters arising therefrom confirmation by way of a determination from the European Commission under Regulation 4064/89 (with or without the initiation of proceedings under Article 6(1)(c) thereof) that the Merger and any matters arising therefrom are compatible with the common market; and

     (h) the accountants' letters described in Section 6.28 shall have been delivered.

     7.2 Conditions to the Obligation of Transpro. The obligation of Transpro to effect the Merger is subject to the satisfaction of each of the following conditions (each of which is for the exclusive benefit of Transpro and may be waived by Transpro):

     (a) all covenants of Modine under this Agreement and the Ancillary
Agreements to be performed on or before the Closing shall have been duly performed by Modine in all material respects;

     (b) (i) the representations and warranties of Modine in this Agreement
(which for purposes of this paragraph shall be read as though none of them contained any materiality or material adverse effect qualifications) shall have been true and correct on the date of this Agreement and (ii) the representations and warranties of Modine set forth on Exhibit 7.2(b) (which for purposes of this paragraph shall be read as though none of them contained any materiality or material adverse effect qualifications) shall be true and correct as of the
Closing with the same effect as though made as of the Closing, except (A) that, in the case of clause (ii), any such representation and warranty made as of a date other than the date of this Agreement shall continue on the Closing Date to be true and correct in all respects as of the specified date and (B) where, in the case of clauses (i) and (ii), the failure of such representations and warranties to be true and correct in all respects as of the applicable time would not in the aggregate have an Aftermarket Material Adverse Effect;

     (c) Transpro shall have received a certificate of Modine addressed to
Transpro and dated the Closing Date, signed by an executive officer of Modine

                                       75

(on Modine's behalf and without personal liability), confirming the matters set forth in Section 7.2(a) and Section 7.2(b);

     (d) the Original Letter Ruling shall not have been withdrawn or modified by the IRS in any material respect and a favorable Supplemental Ruling shall have been issued by the IRS;

     (e) there shall not have occurred at any time after the date of this
Agreement any change, effect, event, occurrence or state of facts that has had or could reasonably be expected to have an Aftermarket Material Adverse Effect arising from or relating to a breach by Modine or Newco of any of its representations, warranties or covenants in this Agreement or any Ancillary
Agreement that results from an act or omission of Modine or Newco.
Notwithstanding the foregoing, for purposes of this Section 7.2(e), (i) a criminal indictment or criminal information or similar proceeding or action against Modine or any of its Subsidiaries or any of their respective officers or directors relating to actions within the scope of the Aftermarket Business, (ii)
an SEC enforcement action or commencement of a formal SEC investigation of
Modine, any of its Subsidiaries or any of their respective officers or directors relating to actions within the scope of the Aftermarket Business, or (iii) a public announcement by Modine of any restatement of its earnings, accounting fraud or internal investigation of possible accounting fraud involving Modine or any of its Subsidiaries, will in each case be deemed to constitute an
Aftermarket Material Adverse Effect under this Section 7.2(e) arising from a breach by Modine of this Agreement that results from an act or omission of
Modine, whether or not such event would be deemed "material" under applicable
Law;

     (f) the Spin Off and the OEM Stock Sale shall have been consummated;

     (g) the third-party consents set forth on Exhibit 7.2(g) shall have been received;

     (h) Newco and its Subsidiaries shall have, and Modine shall have provided to Transpro reasonable substantiating documentation or other evidence that Newco and its Subsidiaries have Total Cash of at least $6.3 million as of the Closing;
and

     (i) all Ancillary Agreements to which Modine, Newco or any of their
Affiliates is a party shall have duly executed and delivered by Modine, Newco or such Affiliate, as the case may be.

     7.3 Conditions to the Obligations of Modine and Newco. The obligations of
Modine or Newco to effect the Merger is subject to the satisfaction of each of the following conditions (each of which is for the exclusive benefit of Modine and Newco and may be waived by Modine, on behalf of itself and Newco):

                                       76

     (a) all covenants of Transpro under this Agreement and the Ancillary
Agreements to be performed on or before the Closing Date shall have been duly performed by Transpro in all material respects;

     (b) (i) the representations and warranties of Transpro in this Agreement
(which for purposes of this paragraph shall be read as though none of them contained any materiality or material adverse effect qualifications) shall have been true and correct on the date of this Agreement and (ii) the representations and warranties of Transpro set forth on Exhibit 7.3(b) (which for purposes of this paragraph shall be read as though none of them contained any materiality or material adverse effect qualifications) shall be true and correct as of the
Closing with the same effect as though made as of the Closing, except (A) that, in the case of clause (ii), any such representation and warranty made as of a date other than the date of this Agreement shall continue on the Closing Date to be true and correct in all respects as of the specified date and (B) where, in the case of clauses (i) and (ii), the failure of such representations and warranties to be true and correct in all respects as of the applicable time would not in the aggregate have a Transpro Material Adverse Effect;

     (c) Modine shall have received a certificate of Transpro addressed to
Modine and dated the Closing Date, signed by an executive officer of Transpro
(on Transpro's behalf and without personal liability), confirming the matters set forth in Section 7.3(a) and Section 7.3(b);

     (d) the Original Letter Ruling shall not have been withdrawn or modified by the IRS in any material respect and a favorable Supplemental Ruling shall have been issued by the IRS;

     (e) there shall not have occurred at any time after the date of this
Agreement any change, effect, event, occurrence or state of facts that has had or could reasonably be expected to have a Transpro Material Adverse Effect arising from or relating to a breach by Transpro of any of its representations, warranties or covenants in this Agreement or any Ancillary Agreement that results from an act or omission of Transpro. Notwithstanding the foregoing, for purposes of this Section 7.3(e), (i) a criminal indictment or criminal information or similar proceeding or action against Transpro or any of its
Subsidiaries or any of their respective officers or directors, (ii) an SEC enforcement action or commencement of a formal SEC investigation of Transpro, any of its Subsidiaries or any of their respective officers or directors relating to actions within the scope of the business of Transpro and its
Subsidiaries, or (iii) a public announcement by Transpro of any restatement of its earnings, accounting fraud or internal investigation of possible accounting fraud involving Transpro or any of its Subsidiaries, will in each case be deemed to constitute a Transpro Material Adverse Effect under this Section 7.3(e)
arising from a breach by Transpro of this Agreement that results from an act or omission of Transpro, whether or not such event would be deemed "material" under applicable Law;

                                       77

     (f) the Spin Off and the OEM Stock Sale shall have been consummated;

     (g) the third-party consents set forth on Exhibit 7.3(g) shall have been received; and

     (h) all Ancillary Agreements to which Transpro or any of its Affiliates is a party shall have been duly executed and delivered by Transpro or such
Affiliate, as applicable.

                       VIII. TERMINATION AND ABANDONMENT

     8.1 Termination. Except as otherwise provided in this Section 8.1, this
Agreement may be terminated at any time prior to the Effective Time, whether before or after the Transpro Stockholder Approval:

          (a) by mutual written consent of Modine and Transpro;

          (b) by Transpro (provided that Transpro is not then in material breach of any covenant, representation or warranty or other agreement contained herein), if (i) there has been a breach by Modine or Newco of any of their respective representations, warranties, covenants or agreements contained in this Agreement or of the Contributors in the Contribution Agreement, or any such representation and warranty has become untrue, in either case such that Section
7.2(a) or Section 7.2(b) would be incapable of being satisfied, and such breach or condition has not been cured within 30 calendar days following receipt by
Modine of notice of such breach or (ii) the condition contained in Section
7.2(e) will be incapable of being satisfied;

          (c) by Modine (provided that Modine is not then in material breach of any covenant, representation or warranty or other agreement contained herein), if (i) there has been a breach by Transpro of any of its representations, warranties, covenants or agreements contained in this Agreement or in the OEM
Acquisition Agreement, or any such representation and warranty has become untrue, in either case such that Section 7.3(a) or Section 7.3(b) would be incapable of being satisfied, and such breach or condition has not been cured within 30 calendar days following receipt by Transpro of notice of such breach or (ii) the condition contained in Section 7.3(e) will be incapable of being satisfied;

          (d) by either Modine or Transpro if any Order by any Governmental
Entity preventing or prohibiting consummation of the Transactions has become final and nonappealable;

          (e) by either Modine or Transpro if the Merger shall not have occurred prior to June 30, 2005, unless the failure of the Merger to have occurred by such date is due to the failure of the party seeking to terminate this Agreement to perform or observe in all material respects the covenants and agreements of such party set forth herein;

                                       78

          (f) by either Modine or Transpro if the Transpro Stockholder Approval
is not obtained at the Transpro Stockholders Meeting; or

          (g) by Modine if the board of directors of Transpro shall have modified or withdrawn the Transpro Board Recommendation or failed to confirm the
Transpro Board Recommendation within seven Business Days after Modine's request to do so.

      8.2 Effect of Termination. In the event of termination of this Agreement by either Modine or Transpro pursuant to Section 8.1, this Agreement will forthwith become void and there will be no liability under this Agreement on the part of Modine, Newco or Transpro, except (i) to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this
Agreement and (ii) as provided in Section 8.3; provided however, that the provisions of Sections 6.6, 6.14, 6.24(b), 6.24(c), 6.25, 8.3, 9.5 and this
Section 8.2, and, if the OEM Closing has occurred, Sections 3.4 and 6.12 (but only to the extent such provisions relate to the Jackson Facility or the OEM
Business) will each remain in full force and effect and will survive any termination of this Agreement.

     8.3 Fees and Expenses. (a) Notwithstanding Section 6.25, if this Agreement is terminated by Modine or Transpro pursuant to Section 8.1(e) or by Modine pursuant to Section 8.1(g) and prior to the time of such termination a Transpro
Competing Transaction has been communicated to the Transpro board of directors and not withdrawn, then Transpro will pay to Modine a termination fee of $2.5 million (the "Termination Fee") if, and on the date that, (i) Transpro enters into an agreement providing for a Transpro Competing Transaction or (ii) a majority of the Transpro Common Stock is acquired by a "person," as determined under Rule 13d-1 under the Exchange Act (any such person, a "13D Person"), in either case within 12 months after the date of such termination.

          (b) Notwithstanding Section 6.25, if this Agreement is terminated by
Modine or Transpro pursuant to Section 8.1(e) and prior to the time of such termination a Modine Competing Transaction has been communicated to the Modine board of directors and not withdrawn, then Modine will pay the Termination Fee to Transpro if, and on the date that, (i) Modine enters into an agreement providing for a Modine Competing Transaction or (ii) a majority of Modine's common stock is acquired by a 13D Person, in either case within 12 months after the date of such termination.

          (c) Each of the parties acknowledges that the agreements contained in this Section 8.3 are an integral part of the Transactions and that, without these agreements, the other party would not enter into this Agreement or the
Ancillary Agreements. In the event that Transpro or Modine fails to pay the amounts due pursuant to this Section 8.3 when due, and, in order to obtain such payment, the non-breaching party commences a suit that results in a judgment against the breaching party for the amounts set forth in this Section 8.3, the breaching party will pay to the non-breaching party interest on the amounts set forth in this Section 8.3, commencing on the date that such amounts become due, at a rate equal to the rate of interest

                                       79

publicly announced by Citibank, N.A., from time to time, in The City of New
York, as such bank's base rate plus 2.00%.

                               IX. MISCELLANEOUS

     9.1 Nonsurvival of Representations, Warranties and Covenants. None of the
representations, warranties and covenants in this Agreement other than the representatives and warranties contained in Sections 4.4 and 5.4 and the covenants listed on Exhibit 9.1 will survive the Merger.

     9.2 Amendment and Modification. Subject to applicable Law, this Agreement and the Ancillary Agreements may be amended, modified, or supplemented only by the written agreement of the parties hereto or thereto in any and all respects before the Effective Time and at any time before or after the Transpro
Stockholder Approval; provided, however, that after the Transpro Stockholder
Approval is obtained there will not be any amendment that by Law requires further approval by the Transpro Stockholders without further approval of such stockholders.

     9.3 Waiver of Compliance. Except as otherwise provided in this Agreement and the Ancillary Agreements, the failure by any Person to comply with any obligation, covenant, agreement or condition under such agreements may be waived by the Person entitled to the benefit thereof only by a written instrument signed by the Person granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. The failure of any Person to enforce at any time any of the provisions of such agreements will in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of such agreements or any part thereof or the right of any Person thereafter to enforce each and every such provision. No waiver of any breach of such provisions will be held to be a waiver of any other or subsequent breach.

     9.4 Notices. All notices required or permitted pursuant to this Agreement will be in writing and will be deemed to be properly given when actually received by the Person entitled to receive the notice at the address stated
below, or at such other address as a party may provide by notice to the other:

If to Modine or Newco:

                  Modine Manufacturing Company
                  1500 DeKoven Avenue
                  Racine, Wisconsin  54303
                  Attention:  General Counsel
                  Facsimile:  262-631-7720

         With a copy to:

                  Quarles & Brady LLP
                  411 East Wisconsin Avenue

                                       80

                  Suite 2040
                  Milwaukee, Wisconsin  53202-4497
                  Attention:  Kathryn M. Buono
                  Facsimile:  (414) 271-3552

         If to Transpro:

                  Transpro, Inc.
                  100 Gando Drive
                  New Haven, Connecticut  06513
                  Attention:  Chief Financial Officer
                  Facsimile:  (203) 401-6470

         With a copy to:

                  Jones Day
                  222 E. 41st Street
                  New York, New York, 10017
                  Attention:  Robert Profusek
                  Facsimile:  (212) 755-7306

     9.5 Third Party Beneficiaries. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except that the Subsidiaries of Transpro and Modine are entitled to enforce the provisions of Section 6.14.

     9.6 Successors and Assigns. This Agreement and the Ancillary Agreements
will be binding upon and will inure to the benefit of the signatories hereto and their respective successors and permitted assigns. Unless specifically permitted by an Ancillary Agreement, none of Modine, Newco or Transpro may assign this
Agreement or any of the Ancillary Agreements, or any of their rights or liabilities thereunder, without the prior written consent of the other parties thereto, and any attempt to make any such assignment without such consent will be null and void. Any such assignment will not relieve the party making the assignment from any liability under such agreements.

     9.7 Severability. The illegality or partial illegality of any or all of this Agreement or any of the Ancillary Agreements, or any provision thereof, will not affect the validity of the remainder of such agreements, or any provision thereof, and the illegality or partial illegality of any such agreements will not affect the validity of any such agreements in any jurisdiction in which such determination of illegality or partial illegality has not been made, except in either case to the extent such illegality or partial illegality causes such agreements to no longer contain all of the material provisions reasonably expected by the parties to be contained therein.

     9.8 Submission to Jurisdiction; Waivers. Each of Transpro, Modine and Newco
irrevocably agrees that any legal action or proceeding with respect to this

                                       81

Agreement, the Transactions, any provision hereof, the breach, performance, validity or invalidity hereof or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or permitted assigns may be brought and determined in any federal or state court located in the State of Delaware, and each of Transpro, Modine and Newco hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of Transpro, Modine and Newco hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, the
Transactions, any provision hereof or the breach, performance, enforcement, validity or invalidity hereof, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable Laws, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii)
the venue of such suit, action or proceeding is improper and (iii) this
Agreement, or the subject matter hereof, may not be enforced in or by such courts.

     9.9 Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Transactions, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy.
Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

                         [SIGNATURES ON FOLLOWING PAGE]

                                       82

     IN WITNESS WHEREOF, each of the signatories hereto has caused this
Agreement to be signed by their respective duly authorized officers as of the date first above written.

                                  MODINE MANUFACTURING COMPANY

                                  By:   /s/ Bradley C. Richardson
                                      ----------------------------------
                                        Name:  Bradley C. Richardson
                                        Title: VP Finance and CFO

                                  MODINE AFTERMARKET HOLDINGS, INC.

                                  By:  /s/ Bradley C. Richardson
                                      ----------------------------------
                                        Name:  Bradley C. Richardson
                                        Title: VP Finance and CFO

                                  TRANSPRO, INC.

                                  By:  /s/ Charles E. Johnson
                                      ----------------------------------
                                        Name:  Charles E. Johnson
                                        Title: President and CEO